Exhibit 99.(a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

USANA HEALTH SCIENCES, INC.

at

$26.00 PER SHARE

by

UNITY ACQUISITION CORP.

a wholly-owned subsidiary of

GULL-UNITY HOLDING CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 27, 2008, UNLESS THE OFFER IS EXTENDED.

Unity Acquisition Corp., a newly formed Utah corporation (“Purchaser”), hereby offers to purchase (the “Offer”), at a price of $26.00 per share (the “Offer Price”), in cash, all outstanding shares of common stock, $0.001 par value per share (the “Shares”), of USANA Health Sciences, Inc., a Utah corporation (“USANA”), not currently owned by the participants in the Offer, on the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal. Purchaser is a wholly-owned subsidiary of Gull-Unity Holding Corp., a Delaware corporation (“Holdco”), which was organized by Gull Holdings, Ltd. (“Gull Holdings”), the majority shareholder of USANA, and certain other shareholders participating in the Offer (collectively, the “Offer Participants”). The Offer Participants include members of senior management of USANA, including Myron W. Wentz, Ph.D., USANA’s Chairman and Chief Executive Officer, and David A. Wentz, USANA’s President. Gull Holdings is an Isle of Man company ultimately owned by Dr. Wentz. As of May 28, 2008, the Offer Participants owned or controlled approximately 67.9% of USANA’s outstanding common stock.

The Offer is conditioned on, among other things: (1) there being validly tendered and not withdrawn at least a majority of the outstanding Shares that are not beneficially owned by the Offer Participants (the “Majority of the Minority Condition”); (2) there being validly tendered and not withdrawn a sufficient number of Shares in the Offer such that, after the Shares are purchased pursuant to the Offer, Purchaser would own at least 90% of the outstanding Shares (determined on a fully diluted basis after giving effect to the conversion or exercise of all derivative securities with an exercise price less than the Offer Price) (the “Minimum Tender Condition”); and (3) the availability of the financing arranged by Purchaser to purchase the Shares on the terms and conditions set forth in the debt financing commitment or on terms and conditions that are no less favorable, in the aggregate, to Purchaser, as determined in its reasonable judgment (the “Financing Condition”). This Offer is also subject to certain other conditions described in “The Tender Offer—11. Certain Conditions of the Offer.”

If the conditions to the Offer are satisfied or waived and Purchaser accepts for payment and pays for Shares in the Offer, Purchaser will merge with and into USANA (the “Merger”), with USANA as the surviving corporation. In the Merger, each outstanding share of USANA common stock, other than Shares held by the Offer Participants or by shareholders of USANA who perfect dissenters’ rights under Utah corporate law, will be converted into the right to receive an amount in cash equal to the Offer Price.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Any USANA shareholder desiring to tender all or any portion of such shareholder’s Shares should, as applicable:

•

Complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal (or a facsimile thereof) with such shareholder’s certificate(s) for the tendered Shares and any other required documents to American Stock Transfer & Trust Co., the Depositary for this Offer, or follow the procedure for book-entry transfer set forth in “The Tender Offer—3. Procedures for Accepting the Offer and Tendering Shares”; or

•

Request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to tender the Shares for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee, as the shareholder of record, to tender Shares that he, she or it desires to tender.

A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedure for guaranteed delivery set forth in “The Tender Offer—3. Procedures for Accepting the Offer and Tendering Shares—Guaranteed Delivery.”

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for this Offer, at its address and telephone number set forth on page 7 of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or, if applicable, to the broker, dealer, commercial bank, trust company or other nominee holding your Shares.

June 2, 2008

Cautionary Statement Regarding Forward-Looking Statements

This Offer to Purchase contains, in addition to historical information, certain forward-looking statements. All statements included in this Offer to Purchase concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including the risk that all conditions to the Offer are not satisfied. Additional information on these risks, uncertainties and factors is included in the documents filed by USANA with the Securities and Exchange Commission; provided that any reference in such filings to the Private Securities Litigation Reform Act of 1995 shall not apply to this Offer to Purchase.

SUMMARY TERM SHEET

This summary highlights important information contained in this Offer to Purchase, but is intended only to be an overview. To fully understand the Offer and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the exhibits to this Offer to Purchase, and the documents to which we have referred you. Section and heading references are included to direct you to a more complete description of the topics contained in this summary. Purchaser, together with Holdco and the Offer Participants, are sometimes referred to in this Offer to Purchase as “we,” “our” or “us.”

Q:	Who is offering to buy my Shares?

A:	The entity offering to buy your Shares is Unity Acquisition Corp., a Utah corporation formed for the purpose of acquiring all of the Shares that the Offer Participants do not already own. Purchaser is a wholly-owned subsidiary of Gull-Unity Holding Corp., a newly formed Delaware corporation formed by Gull Holdings, Ltd and the other Offer Participants to effect the Offer and the Merger. As of May 28, 2008, we owned or controlled approximately 67.9% of the outstanding Shares. Substantially all of these Shares will be contributed by the Offer Participants to Holdco, which will subsequently contribute them to Purchaser to facilitate the Merger. See “Introduction” and “The Tender Offer—8. Certain Information Concerning Purchaser, Holdco and the Offer Participants.”

Q:	Why are you making the Offer?

A:	We are making the Offer to acquire all of the outstanding Shares that we do not already own. We believe that the costs of USANA remaining a public company exceed any resulting benefits. In particular, allegations in March 2007 that USANA operated under a fraudulent business model have adversely affected USANA’s business, operating performance, distributor base and reputation. We believe that these types of allegations will continue to have a negative impact on public companies in the direct selling industry. It is our expectation that being a private company will allow USANA and its management, distributors and employees to focus on their business goals without this type of distraction and the other costs and burdens that arise from being a public company. See “Special Factors—Purpose of the Offer and the Merger; Plans for USANA” and “Special Factors—Reasons for the Offer and the Merger.”

Q:	What are the classes and amounts of securities sought in the Offer?

A:	We are seeking to purchase all of the outstanding shares of USANA common stock that we do not currently own. USANA common stock is the only class of its capital stock outstanding. As of May 28, 2008, 16,392,384 Shares were outstanding. Based on this information, we are making the Offer in order to acquire approximately 5,324,230 Shares. The number of Shares being sought by us in the Offer may increase prior to the expiration date of the Offer due to the exercise of vested stock options and/or the settlement of other equity awards granted by USANA. See “Introduction” and “The Tender Offer—1. Terms of the Offer.”

Q:	How much are you offering to pay for my Shares?; What is the form of payment?

A:	We are offering to pay $26.00 per Share in cash, without interest and less any required withholding taxes. The offer price represents a 24.8% premium to the closing price for the Shares on May 12, 2008 (the last full trading day prior to public announcement of the Offer), and a 29.2% premium to the volume weighted average price over the 30-day period ended May 12, 2008. See “Introduction,” “The Tender Offer—1. Terms of the Offer” and “The Tender Offer—3. Procedures for Accepting the Offer and Tendering Shares—Backup Withholding.”

Q:	Will I have to pay any fees or commissions?

A:	If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee and your broker or nominee tenders your Shares on your behalf, they may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction.”

Q:	Do you have the financial resources to make payment for my Shares?

A:	We estimate that the total amount of funds required by us to complete the Offer and the Merger, refinance USANA’s existing debt, and pay related fees and expenses will be approximately $192 million. We expect to obtain these funds from the debt financing commitment that we arranged with Ableco Finance LLC. Subject to certain conditions, Ableco has agreed to provide us with funds for the Offer and the Merger, to refinance USANA’s existing indebtedness, and to otherwise support USANA’s operations. The loans from Ableco will be secured by a lien on substantially all of the assets of USANA and a pledge of the shares of USANA that will be held by Holdco upon completion of the Offer and the Merger. We do not have alternative financing plans in place should the loans from Ableco be unavailable for any reason. See “The Tender Offer—9. Source and Amount of Funds.”

Q:	Is your financial condition relevant to my decision on whether to tender my Shares?

A:	We do not think our financial condition is material to your decision whether to tender your Shares in the Offer because:

•	the Offer is being made for all of the Shares solely for cash;

•	if we consummate the Offer and not all Shares are tendered and accepted for payment, then we will acquire all of the remaining Shares in the Merger, for the same purchase price paid in the Offer; and

•	we have received a financing commitment from Ableco to provide funds for the Offer and the Merger.

See “The Tender Offer—8. Certain Information Concerning Purchaser, Holdco and the Offer Participants—Financial Condition” and “The Tender Offer—9. Source and Amount of Funds.”

Q:	How long do I have to decide whether to tender my Shares in the Offer?

A:	You may tender your Shares in the Offer until 12:00 midnight, New York City Time, on Friday, June 27, 2008, which is the scheduled expiration date of the offering period, unless we decide to extend the offering period. See “The Tender Offer—1. Terms of the Offer” and “The Tender Offer—3. Procedures for Accepting the Offer and Tendering Shares” for information about tendering your Shares.

Q:	Can the Offer be extended and under what circumstances?

A:	Yes. We may (but are not required to) extend the Offer from time to time if, on any then scheduled expiration date of the Offer, any conditions to our obligations to accept for payment and pay for the Shares are not satisfied or waived. We also may extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer. See “The Tender Offer—1. Terms of the Offer” for information about extension of the expiration date of the Offer.

Q:	How will I be notified if the Offer is extended?

A:	We can do so by issuing a press release no later than 9:00 a.m., New York City Time, on the business day following the scheduled expiration date of the Offer, stating the extended expiration date and the approximate number of Shares tendered to date. See “The Tender Offer—1. Terms of the Offer.”

Q:	Will there be a subsequent offering period?

A:	Following the satisfaction or waiver of all of the conditions to the Offer and the acceptance of and payment for all of the tendered Shares during the initial offering period, we may elect to provide a subsequent offering period of at least three business days. During this subsequent offering period, shareholders whose Shares have not previously been tendered and accepted for payment may tender, but not withdraw, their Shares and receive the Offer consideration. Because we have established the Minimum Condition as a condition to our obligation to accept for payment and pay for Shares in the Offer, we do not expect to provide a subsequent offering period. See “The Tender Offer—1. Terms of the Offer” and “The Tender Offer—4. Withdrawal Rights.”

Q:	What are the most significant conditions to the Offer?

A:	Our obligation to accept for payment and pay for the Shares in the Offer is conditioned on, among other things:

•

the valid tender of at least a majority of the Shares that are not already owned or controlled by us (we refer to this condition as the “Majority of the Minority Condition”). Based on information provided to us by USANA, the tender of approximately 2,662,116 Shares held by shareholders other than us will satisfy the Majority of the Minority Condition;

•

the valid tender of a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, we would own at least 90% of the outstanding Shares (we refer to this condition as the “Minimum Tender Condition”). For this purpose, the outstanding Shares will be determined on a fully diluted basis after giving effect to the conversion or exercise of all derivative securities with an exercise price less than the Offer Price. According to information provided to us by USANA, the tender of approximately 3,782,091 Shares held by shareholders other than us will satisfy the Minimum Tender Condition. If the Minimum Tender Condition is satisfied, the Majority of the Minority Condition also will be satisfied; and

•

the availability of the financing arranged by us to purchase the Shares on the terms and conditions set forth in the debt financing commitment or on terms and conditions that are no less favorable, in the aggregate, to us, as determined in our reasonable judgment (we refer to this condition as the “Financing Condition”).

See “Introduction” and “The Tender Offer—11. Certain Conditions of the Offer” for a complete description of all of the conditions to which the Offer is subject.

Q:	How do I tender my Shares?

A:	If you hold the certificates for your Shares, you should complete the enclosed Letter of Transmittal and enclose all of the documents required by it, including your stock certificates or confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Depository Trust Company, and send them to the Depositary at the address listed on the back page of this Offer to Purchase. If your broker holds your Shares for you in “street name” (i.e., with a brokerage such as Merrill Lynch, Charles Schwab, or Ameritrade), you must inform your broker of your decision to tender your Shares and instruct your broker to tender your Shares on your behalf. In any case, the Depositary must receive all required documents before the expiration date of the Offer. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this document. See “The Tender Offer—3. Procedures for Accepting the Offer and Tendering Shares” for more information on the procedures for tendering your Shares.

Q:	Until what time may I withdraw previously tendered Shares?

A:	You can withdraw previously tendered Shares at any time until the Offer has expired. In addition, until your Shares are accepted for payment and paid for by us, you can withdraw them at any time after August 1, 2008. This right to withdraw will not apply to any subsequent offering period if we elect to establish one. See “The Tender Offer—1. Terms of the Offer” and “The Tender Offer—4. Withdrawal Rights.”

Q:	How do I withdraw previously tendered Shares?

A:	You (or your broker, if your Shares are held in “street name”) may withdraw any Shares that you have tendered by sending a written or facsimile transmission notice of withdrawal to the Depositary at the address or facsimile number listed on the back cover of this Offer to Purchase, while you still have the right to withdraw Shares. The notice must include the name of the record shareholder that tendered the Shares, the number of Shares to be withdrawn and, if certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name in which the tendered Shares are registered if different from that of the person who tendered the Shares. For complete information about the procedures for withdrawing your previously tendered Shares, see “The Tender Offer—4. Withdrawal Rights.”

Q:	Is this Offer supported by the USANA Board of Directors?

A:	We are making the Offer directly to the shareholders of USANA. USANA is required to prepare a Solicitation/Recommendation Statement on Schedule 14D-9 containing the Board of Directors’ position on this Offer within ten business days of the commencement of the Offer. On May 20, 2008, USANA issued a press release announcing that its Board of Directors had formed a Special Committee of independent directors to evaluate the Offer. See “Special Factors—Background of the Offer and the Merger.”

Q:	If my tendered Shares are accepted in the Offer, when will I get paid?

A:	If we accept your Shares for payment in the Offer, you will receive a check for an amount equal to the product of the number of Shares you have tendered in the Offer multiplied by $26.00, without interest and less any required withholding taxes. The checks will be mailed out promptly following our acceptance of Shares in the Offer. In all cases, payment for tendered Shares will be made only after timely receipt by us of certificates for such Shares (or confirmation of a book-entry transfer of such Shares), a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message), and any other required documents for the tender of such Shares. See “The Tender Offer—2. Acceptance for Payment and Payment for Shares.”

Q:	How will U.S. taxpayers be taxed for U.S. federal income tax purposes?

A:	If you are a U.S. taxpayer, your receipt of cash for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. You generally will recognize gain or loss in an amount equal to the difference between (1) the cash you receive in the Offer and (2) your adjusted tax basis in the Shares you sell in the Offer or for which you receive cash in the Merger. Such gain or loss generally will be capital gain or loss if you hold your Shares as a capital asset, and will be long-term capital gain or loss if the Shares were acquired by you more than one year prior to the time that you exchange your Shares in the Offer or the Merger. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer or the Merger to you. See “The Tender Offer—5. Material U.S. Federal Income Tax Consequences.”

Q:	What are your plans with respect to USANA’s business?

A:	We do not contemplate any changes in the day-to-day management and operation of the business of USANA. However, we retain the right to change the business plan of USANA based on future developments. Nonetheless, aside from the Offer and the Merger, we have no current plans that would involve a material change in the corporate structure, management or business of USANA. Moreover, we believe that USANA’s employees are important to the success of USANA’s business and operations and do not currently anticipate that the Offer or the Merger will be disruptive to USANA’s current ongoing operations or result in the need to terminate any of USANA’s employees. See “Special Factors—Purpose of the Offer and the Merger; Plans for USANA.”

Q:	Is this the first step in a going-private transaction?

A:	Yes. Assuming that each of the conditions to the Offer is satisfied or waived, we will acquire all of the outstanding Shares of USANA through the Offer and the Merger. Following the Merger, USANA will cease to be a public company. As a result of the Offer and the Merger:

•	USANA will become a wholly-owned subsidiary of Holdco and will be owned 100% by the Offer Participants;

•	USANA will no longer be a public company, and its financial statements and periodic reports will no longer be publicly available;

•	the Shares will no longer trade on the NASDAQ Global Select Market or any other securities exchange or quotation system; and

•	USANA will be leveraged with debt incurred to finance the Offer and the Merger.

See “Special Factors—Purpose of the Offer and the Merger; Plans for USANA” and “Special Factors—Certain Effects of the Offer and the Merger.”

Q:	Will the Offer be followed by the Merger if not all of the publicly-traded Shares of USANA are tendered in the Offer?

A:	Yes. Assuming that the Offer is completed, we will effect the Merger as promptly as practicable and acquire all of the Shares that were not tendered in the Offer at a price equal to that paid in the Offer. Utah corporate law provides that if we own at least 90% of the outstanding shares of USANA, we may merge Purchaser with and into USANA without the approval or any other action on the part of the Board of Directors or shareholders of USANA. Upon completion of the Merger, all of the public shareholders of USANA who do not tender their Shares in the Offer will have the right to receive the Offer Price for their Shares. Therefore, if the Offer and the Merger are completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that you will be paid earlier if you tender your Shares in the Offer and dissenters’ rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger as described below. See “Special Factors—Merger; Dissenters’ Rights; Rule 13e-3.”

Q:	If I decide not to tender, how will the Offer affect my Shares?

A:	The Offer will not be completed if any of the Majority of the Minority Condition, the Minimum Tender Condition or the Financing Condition fails to be satisfied. If the Offer is not completed due to the failure to satisfy any of these conditions or any other conditions to the Offer, you will remain a shareholder of USANA. If you do not tender your Shares and we complete the Offer, we will effect the Merger without the vote or approval of the Board of Directors or shareholders of USANA. In the Merger, you will be entitled to receive $26.00 per share in cash (without interest and less any required withholding taxes) or to exercise dissenters’ rights in accordance with Utah corporate law. We do not intend to accept Shares for payment in the Offer unless we would own at least 90% of the outstanding Shares following the completion of the Offer and, as a result, would be able to complete the Merger promptly following the Offer. See “Special Factors—Merger; Dissenters’ Rights; Rule 13e-3” and “The Tender Offer—11. Certain Conditions of the Offer.”

Q:	Will I have the ability to assert dissenters’ rights with respect to my Shares?

A:	If you do not tender your Shares in the Offer, you will have a statutory right to demand payment of the fair value of your Shares, plus accrued interest from the date of the Merger, in accordance with Utah corporate law. If you tender your Shares in the Offer and we purchase them, you will not be entitled to exercise statutory dissenters’ rights and demand payment of the fair value for your Shares. The value received upon exercise of dissenters’ rights may be more than, less than or the same as the cash consideration paid in the Offer and the Merger. The costs of the appraisal proceeding will be determined by the Utah court and assessed against USANA, unless the court finds that you acted arbitrarily, vexatiously or not in good faith in demanding payment. See “Special Factors—Merger; Dissenters’ Rights; Rule 13e-3” and Exhibit A.

Q:	Do you have interests in the Offer and the Merger that are different from my interests as a shareholder of USANA?

A:	Yes. Our interests in the Offer and the Merger are different from those of shareholders being asked to tender their Shares. In particular, our financial interests with regard to the Offer Price are adverse to the financial interests of those shareholders being asked to tender their Shares. Also, following completion of the Offer and the Merger, you will cease to have any interest in USANA and will not have the opportunity to participate in the future earnings or growth, if any, of USANA. On the other hand, we will own a 100% interest in USANA and will benefit from any future increase in the value of USANA, as well as bear the burden of any future decrease in the value of USANA. See “Special Factors—Reasons for the Offer and the Merger” and “Special Factors—Conflicts of Interest.”

Q:	What is the position of Purchaser, Holdco and the Offer Participants as to the fairness of the Offer and the Merger?

A:	Purchaser, Holdco and the Offer Participants believe that the Offer and the Merger are both substantively and procedurally fair to USANA’s shareholders who are not affiliated with the Offer Participants based upon the factors set forth under “Special Factors—Position of Purchaser, Holdco and the Offer Participants Regarding the Fairness of the Offer and the Merger.”

Q:	When do you expect to complete the Offer and the Merger?

A:	We hope to complete the Offer on Monday, June 30, 2008, following the initial scheduled expiration date. However, we may extend the Offer if the conditions to the Offer have not been satisfied or waived on the scheduled expiration date or if we are required to extend the Offer by the rules of the Securities and Exchange Commission. We expect to complete the Merger as promptly as practicable after the completion of the Offer. See “The Tender Offer—1. Terms of the Offer” and “Special Factors—Merger; Dissenters’ Rights; Rule 13e-3.”

Q:	What is the market value of my Shares as of a recent date?

A:	On May 12, 2008, the last full trading day prior to public announcement of the Offer, the reported closing price of USANA common stock on the NASDAQ Global Select Market was $20.83 per share. The volume-weighted average closing price for the 30 days ended May 12, 2008 was $20.13 per share of USANA common stock. You should obtain a recent market quotation for the common stock of USANA in deciding whether to tender your Shares. However, you should note that the price of the Shares immediately increased after the public announcement of our intention to make the Offer. See “The Tender Offer—6. Price Range of Shares; Dividends” for recent high and low sales prices for the Shares.

Q:	Who can I talk to if I have questions about the Offer?

A:	If you have questions or you need assistance, you should contact D.F. King & Co., Inc., who is acting as the Information Agent for the Offer, at the following address and telephone number:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 207-3158

To the Holders of Shares of

Common Stock of

USANA Health Sciences, Inc.:

INTRODUCTION

Unity Acquisition Corp., a newly formed Utah corporation (“Purchaser”) and wholly-owned subsidiary of Gull-Unity Holding Corp., a newly formed Delaware corporation (“Holdco”), hereby offers to purchase (the “Offer”), at a price of $26.00 per share (the “Offer Price”), in cash, all outstanding shares of common stock, $0.001 par value per share (the “Shares”), of USANA Health Sciences, Inc., a Utah corporation (“USANA”), not currently owned by the Offer Participants (as described below), on the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal. Together, the Offer Participants currently own or control approximately 67.9% of the outstanding common stock of USANA. As of May 28, 2008, approximately 5,324,230 Shares are being sought in the Offer.

The participants in the Offer include Gull Holdings, Ltd. (“Gull Holdings”), Myron W. Wentz, Ph.D., David A. Wentz, Bryan Wentz, Annette Wentz and Jacquelyn R. Wentz. Dr. Wentz is the Chairman and Chief Executive Officer of USANA, and David Wentz is USANA’s President. Dr. Wentz is the father of David Wentz, and Jacquelyn Wentz is the mother of David Wentz. Dr. Wentz is the uncle of Bryan Wentz. Bryan Wentz and Annette Wentz are married. Gull Holdings is an Isle of Man company that is ultimately owned by Dr. Wentz through a revocable Liechtenstein Foundation. We refer to these participants in the Offer as the “Wentz Offer Participants.” The Wentz Offer Participants currently own or control approximately 56.6% of the outstanding common stock of USANA. See “The Tender Offer—8. Certain Information Concerning Purchaser, Holdco and the Offer Participants.”

The other participants in the Offer include the Paul & Jane Meyer Family Foundation; Paul J. Meyer and his wife, Alice Jane Meyer; Centre Island Properties, Ltd.; Waco Boys Club Foundation, Inc.; L-K Marketing Group, LLC; and Beagle Irrevocable Asset Trust. We refer to these participants in the Offer as the “Foundation Offer Participants” and, together with the Wentz Offer Participants, the “Offer Participants”. The Foundation Offer Participants currently own or control approximately 11.2% of the outstanding common stock of USANA. See “The Tender Offer—8. Certain Information Concerning Purchaser, Holdco and the Offer Participants.”

The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in the acquisition of the entire equity interest in USANA. If the conditions to the Offer are satisfied or waived and Purchaser accepts for payment Shares in the Offer, Purchaser will merge with and into USANA (the “Merger”), with USANA as the surviving corporation in the Merger. Under the Utah Revised Business Corporation Act (the “Utah Corporate Law”), Purchaser can consummate the Merger without any action or vote by USANA’s Board of Directors or shareholders. In the Merger, each outstanding share of USANA common stock, other than Shares held by the Offer Participants or by shareholders of USANA who perfect dissenters’ rights under the Utah Corporate Law, will be converted into the right to receive in cash an amount equal to the Offer Price, without interest and less any required withholding tax. See “Special Factors—Merger; Dissenters’ Rights; Rule 13e-3.” As a result of the transactions described in this Offer to Purchase, USANA will become a wholly-owned subsidiary of Holdco, the common stock of USANA will be de-listed from the NASDAQ Global Select Market, and USANA will de-register from, and will no longer be subject to, the reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer is conditioned on, among other things, (1) the tender of at least a majority of the total outstanding shares of USANA, excluding Shares owned by the Offer Participants (the “Majority of the Minority Condition”); (2) the tender of a sufficient number of Shares in the Offer such that, after the Shares are purchased pursuant to the Offer, Purchaser would own at least 90% of the then outstanding USANA common stock (determined on a fully diluted basis after giving effect to the conversion or exercise of all derivative securities with an exercise price less than the Offer Price) (the “Minimum Tender Condition”); and (3) the availability of the financing arranged by Purchaser to purchase the Shares on the terms and conditions set forth in the debt financing commitment or on terms and conditions that are no less favorable, in the aggregate, to Purchaser, as determined in its reasonable judgment (the “Financing Condition”). The Offer is also subject to certain other conditions described in “The Tender Offer — 11. Certain Conditions of the Offer.”

As of May 28, 2008, there were 16,392,384 Shares outstanding, of which approximately 5,324,230 Shares are being sought in the Offer. As a result, if Purchaser were to purchase approximately 3,782,091 Shares in the Offer, both the Minimum Tender Condition and the Majority of the Minority Condition would be met.

If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Shareholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to required backup U.S. federal income tax withholding at applicable rates (currently 28%) of the gross proceeds payable to you.

You should make your own decision as to the acceptability of the Offer, including the adequacy of the Offer Price, in light of your investment objectives, your views as to USANA’s prospects and outlook, and any other factors that you deem relevant to your investment decision. See “Special Factors—Position of Purchaser, Holdco and the Offer Participants Regarding the Fairness of the Offer and the Merger” for more detailed information.

The information contained in this Offer to Purchase concerning USANA was obtained from publicly available sources or otherwise made available to the Offer Participants by USANA. None of Purchaser, Holdco or any Offer Participant takes any responsibility for the accuracy of such information.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SPECIAL FACTORS

Background of the Offer and the Merger

USANA is a Utah corporation, founded in 1992 by Myron W. Wentz, Ph.D., that develops and manufactures high-quality, science-based nutritional and personal care products, and distributes and sells those products internationally through a network marketing system. Members of the Wentz family have served as directors and executive officers of USANA throughout its history. Gull Holdings, Ltd., an entity that is ultimately owned by Dr. Wentz through a revocable Liechtenstein Foundation, has owned a significant stake in USANA since its incorporation, and owned 50.6% of the outstanding Shares at May 28, 2008. By virtue of this stock ownership, Dr. Wentz is able to exert significant influence over the election of the members of USANA’s Board of Directors and its business affairs.

Given the level of stock ownership of Gull Holdings, the significant costs involved in USANA being a public company, and the fact that USANA has not accessed the public market for capital, Dr. Wentz has, from time to time, considered the merits of a going-private transaction with respect to USANA. In this regard, in May 2007, Dr. Wentz and David A. Wentz, the President of USANA and Dr. Wentz’s son, met with representatives of Canaccord Adams Inc. (“Canaccord Adams”) to discuss the merits of a potential going-private transaction. Following these discussions, Gull Holdings engaged Canaccord Adams to act as its financial advisor and also engaged independent legal counsel.

In June 2007, Dr. Wentz informed the other members of the Board of Directors of USANA of his exploration of a possible going-private transaction and requested the use of certain confidential information of USANA in order to facilitate discussions with potential financing sources, which was permitted by USANA.

Thereafter, during the summer of 2007, Dr. Wentz explored the possibility of obtaining debt financing for a potential going-private transaction involving USANA, and through Canaccord Adams, engaged in preliminary discussions with several lenders. However, in August 2007, Dr. Wentz abandoned the consideration of a potential transaction in light of the disruptions and negative trends in the debt markets and other issues facing USANA at that time, including the resignation of USANA’s independent auditors and an on-going SEC informal inquiry. These factors made it very difficult for Dr. Wentz and Gull Holdings to obtain financing for the transaction at that time.

Dr. Wentz began to renew his consideration of a possible transaction with respect to USANA at the beginning of 2008, and asked Canaccord Adams to re-evaluate the prospects for a transaction in light of the current market environment, the relative stability of the debt market, and the completion of the SEC’s informal inquiry regarding USANA without any recommendation that enforcement action be taken. In January and February 2008, Canaccord Adams again engaged in discussions with potential lenders. In particular, Gull Holdings entered into a confidentiality agreement with Ableco Finance LLC (the “Lender”) regarding a potential transaction. From February 11, 2008 to May 12, 2008, Dr. Wentz, David Wentz and Canaccord Adams engaged in due diligence presentations and discussions with representatives of the Lender.

Following these discussions, Gull Holdings entered into a non-binding letter of intent and term sheet with the Lender, dated as of April 11, 2008, which outlined a potential debt financing transaction. Thereafter, Ableco engaged in further due diligence regarding USANA and a proposed going-private transaction.

In mid-April 2008, Paul J. Meyer, a director of the Paul & Jane Meyer Family Foundation, contacted David Wentz and indicated that the Paul & Jane Meyer Family Foundation and certain others held a significant number of the outstanding Shares and inquired as to the on-going operations and business plans of USANA. On May 2, 2008, David Wentz contacted Mr. Meyer and requested that he enter into a confidentiality agreement with Gull Holdings to discuss investing with the Wentz Offer Participants in a potential going-private transaction, which agreement Mr. Meyer executed. On May 8, 2008, Mr. Wentz met with Mr. Meyer and other directors of the Paul & Jane Meyer Family Foundation in Waco, Texas, to discuss the potential participation of the Foundation Offer Participants in the Offer. For the next several days, Messrs. Wentz and Meyer and their advisors discussed the terms of the proposed participation of the Foundation Offer Participants in the Offer.

On May 12, 2008, following the close of trading of the Shares on the Nasdaq Global Select Market, Dr. Wentz and David Wentz engaged in discussions with Canaccord Adams regarding the proposed per share offer price. Canaccord Adams provided data related to valuation of the Shares and discussed with Dr. Wentz and David Wentz an appropriate per share offer price. Based on these discussions, the price for the Offer was set at $26.00 per share. The overall goal in establishing the price was to offer shareholders an opportunity for immediate liquidity at what the Offer Participants believed to be a fair premium for the Shares.

During the evening of May 12, 2008, discussions continued with the Foundation Offer Participants regarding their participation in the Offer and with the Lender with respect to the terms of a commitment letter for the debt financing for the Offer.

On May 13, 2008, the Offer Participants entered into a Contribution Agreement providing for the contribution of their Shares to Holdco and certain other matters related to the Offer and the Merger. Also on that date, Gull Holdings entered into a commitment letter with the Lender with respect to senior secured credit facilities to (1) finance the acquisition of the publicly-held Shares through the Offer and the Merger, (2) refinance USANA’s existing indebtedness, (3) fund the general corporate needs of USANA on a going-forward basis (including its working capital needs), and (4) pay fees and expenses related to the proposed transactions.

Thereafter, Dr. Wentz informed the other members of the USANA Board of Directors that the Offer Participants proposed to acquire all of the Shares not currently owned by the Offer Participants for $26.00 per share in cash, by delivery to the Board of a letter from Gull Holdings and a copy of the commitment letter with the Lender. Gull Holdings issued a press release prior to the opening of the markets on May 13, 2008, publicly announcing the intent of the Offer Participants to commence the Offer.

Purpose of the Offer and the Merger; Plans for USANA

PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is for the Offer Participants to increase their beneficial ownership of the outstanding Shares to 100% from their current level of approximately 67.9% in an efficient and expeditious manner. The Offer Participants did not consider any alternative transactions for achieving this purpose.

Purchaser was formed for the purpose of acquiring the Shares that the Offer Participants do not already own. Prior to the completion of the Offer, the Offer Participants will contribute their shares of USANA common stock (other than any Shares that they hold through USANA’s 401(k) Plan and 50,000 Shares subject to a pledge arrangement, which Shares are subject to restriction) to Holdco and will receive one share of common stock of Holdco in exchange for each share of USANA common stock so contributed. Subsequently, Holdco will contribute the shares of USANA common stock to Purchaser.

Promptly after completion of the Offer, Holdco will cause Purchaser to merge with and into USANA, with USANA being the surviving corporation and becoming a wholly-owned subsidiary of Holdco. This transaction has been structured as a cash tender offer followed by the Merger in order to effect a prompt and orderly transfer of ownership of USANA from the public shareholders to the Offer Participants and to provide shareholders with cash for all of their Shares as quickly as possible.

PLANS FOR USANA. If Purchaser accepts for payment and purchases Shares in the Offer, Holdco will promptly thereafter effect the Merger. As a result of the completion of the Offer and the Merger, all of the Shares will be owned indirectly by the Offer Participants through Holdco. The capitalization of Holdco will consist of: (1) the shares of Holdco common stock held by the Offer Participants; (2) the options and other equity awards of

USANA outstanding at the effective time of the Merger, which will be assumed by Holdco; and (3) warrants expected to be issued to Ableco Finance LLC in connection with the proposed debt financing, for five percent of Holdco’s common stock on a fully-diluted basis as of the closing date of the financing.

The Offer Participants do not contemplate any material changes in the day-to-day management and operation of the business of USANA. The Offer Participants believe that USANA’s employees are important to the success of its business and operations and do not currently anticipate that the Offer or the Merger will be disruptive to USANA’s current ongoing operations or would result in the need to terminate any of USANA’s employees.

As a result of the transactions described in this Offer to Purchase, the Offer Participants expect that USANA will promptly cause the Shares to be de-listed from the NASDAQ Global Select Market and de-registered under the Exchange Act and USANA will be a privately-held corporation. Accordingly, shareholders other than the Offer Participants will no longer have an equity interest in USANA and will not have the opportunity to participate in the future earnings and growth of USANA, if any. In addition, current shareholders other than the Offer Participants will not be entitled to share in any premium that might be payable by an unrelated acquirer for the shares of USANA in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are pending or contemplated at this time. Similarly, after completion of the Offer and the Merger, current shareholders other than the Offer Participants will not face the risk of losses resulting from USANA’s operations or from any decline in the value of USANA.

The Shares are currently registered under the Exchange Act. Such registration may be terminated by USANA upon application to the Securities and Exchange Commission (“SEC”) if the outstanding shares of USANA common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of USANA common stock. As a result of termination of registration of the shares of USANA common stock under the Exchange Act, USANA would no longer be obligated to file reports with the SEC under the Exchange Act. Such termination of registration would reduce the information required to be furnished by USANA to its shareholders. The Offer Participants intend to seek to cause USANA to apply for termination of registration of the Shares as soon as possible after completion of the Offer.

Except as otherwise described in this Offer to Purchase, the Offer Participants have no current plans or proposals or negotiations which relate to or would result in: (1) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving USANA or any of its subsidiaries; (2) any purchase, sale or transfer of a material amount of assets of USANA or any of its subsidiaries; (3) any material change in USANA’s present dividend policy, indebtedness or capitalization; (4) any change in the management of USANA; or (5) any other material change in USANA’s corporate structure or business. See “Special Factors—Merger; Dissenters’ Rights; Rule 13e-3,” “Special Factors—Conflicts of Interest” and “The Tender Offer—9. Source and Amount of Funds.” The Offer Participants expressly reserve the right to change the business plans with respect to USANA based on future developments.

If the Offer is not completed, the Offer Participants expect that USANA’s current management will continue to operate the business of USANA substantially as presently operated. The Offer Participants do not currently plan to pursue an alternative transaction if the Offer and the Merger are not completed. If the Offer Participants elect to pursue an alternative transaction, there is no assurance such a transaction would be consummated at a price equal to or greater than the Offer Price, and it might take considerably longer for the shareholders of USANA to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer.

Reasons for the Offer and the Merger

The Offer Participants determined to undertake the Offer and the Merger in order to increase their beneficial ownership of the outstanding Shares to 100% from their current level of approximately 67.9%. The Offer and the Merger provide USANA’s public shareholders with an opportunity for immediate liquidity at a premium to the trading price of the Shares prior to the announcement of the proposed transactions. The Offer Participants decided to pursue the Offer and the Merger at this time because, as significant owners of USANA common stock and, in the case of Dr. Wentz, as the controlling shareholder of USANA, the Offer Participants believe that the costs of remaining a public company exceed any resulting benefits. In particular, the Offer Participants considered the following factors:

•

The elimination of public market distractions for USANA and its management, distributors and employees, which recently included the following events and other factors that have had a negative impact on USANA and, in particular, the value of the Shares:

•	Allegations in March 2007 by the Fraud Detection Institute (“FDI”) that USANA operated under a fraudulent business model;

•

An extreme level of short selling that started after the announcement of the FDI allegations, with short interest at times exceeding the public float of USANA’s shares and causing significant volatility in the stock;

•	An informal inquiry by the SEC that USANA believed was related to the FDI allegations and that was completed without any recommendation that enforcement action be taken;

•	Private class action litigation initiated as a result of the FDI allegations and after the USANA stock price had dropped;

•	After several positive quarters of growth, USANA’s financial performance, in particular in the United States, began to wane following the FDI allegations;

•

USANA made an announcement revising its forecasted results downward, due primarily to a decline in USANA’s U.S. sales, and since this announcement, the volume in USANA shares had increased significantly, with aggregate volume since the announcement at more than twice the public float; and

•	Short interest after the announcement remained at approximately 5.6 million shares, or approximately 74% of the public float;

•

The relatively low “public float” for USANA common stock, and the determination that the consummation of the Offer and the Merger would result in immediate liquidity at a premium to recent trading prices for USANA shareholders that are unaffiliated with the Offer Participants;

•

Public capital market trends adversely affecting companies of similar size to USANA, including anecdotal evidence of the difficulties faced by some public companies with small amounts of publicly owned shares to obtain the advantages of being a public company;

•

The elimination of costs associated with being a public company, such as independent accounting firm fees for audit services, and legal fees associated with filing periodic reports with the SEC, the expense of publishing and distributing annual reports and proxy statements to shareholders, and the increased costs that resulted from the enactment of the Sarbanes-Oxley Act of 2002 and the related SEC rules;

•

The elimination of the additional burdens on management associated with public reporting and other matters relating to USANA’s public company status, such as the preparation of necessary periodic reports under the Exchange Act and maintenance of shareholder and public relations functions; and

•

By acquiring 100% ownership of USANA and operating USANA as a privately-held company, the Offer Participants will be able to more closely and directly monitor and influence the performance of their investment without the distractions created by being a public company.

The Offer Participants also considered the risks associated with the Offer and the Merger, including the substantial risks associated with incurring the proposed debt financing. The Offer Participants believe that, although the increase in the debt to equity ratio of USANA after the Offer and the Merger will result in greater investment risk, it also will create the potential for the shareholders’ equity value in USANA to increase more rapidly on a percentage basis than the shareholders’ equity value of an identical corporation having a larger equity base and less debt. While the Offer Participants are looking to achieve significant returns on their investment in USANA, they believe that such returns are available only to those investors like themselves who are willing to bear the substantial risks associated with a more highly leveraged investment.

Position of Purchaser, Holdco and the Offer Participants Regarding the Fairness of the Offer and the Merger

PRESENTATION BY FINANCIAL ADVISOR. On May 12, 2008, Canaccord Adams made an oral presentation to Dr. Wentz and David Wentz in which they provided valuation data, including data based on a premium analysis of cash merger transactions in the United States since 2006, USANA’s equity analysts’ ratings and estimates, public peer companies in the direct selling and dietary supplement industry, and recent transactions in the direct selling and dietary supplement industry. Canaccord Adams, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. A summary of the selected valuation data follows:

•

Average Premium Data. Canaccord Adams reviewed the average premiums paid in cash acquisition transactions since January 1, 2006 involving selected publicly-traded U.S. companies with total enterprise values between $200 million and $800 million. Canaccord Adams excluded transactions in which the share price prior to announcement was below $7.00 per share. In this group, the average premium to the closing price immediately prior to announcement was 12.2% and the average premium to the closing price 30 days prior to announcement was 17.7%. Canaccord Adams noted that the proposed Offer Price of $26.00 per share represented a 24.8% premium to the closing price on May 12, 2008 (the last trading day prior to the announcement by the Offer Participants that they intended to commence the Offer), and a 21% premium to the closing price 30 days prior to May 12, 2008. Accordingly, Canaccord Adams advised the Offer Participants that the premium offered by the proposed Offer Price was significantly higher than the average premiums paid in the selected universe of cash acquisition transactions. Canaccord Adams also noted that the proposed Offer Price represented a 29.2% premium to the volume weighted average price over the 30-day period ending May 12, 2008.

•

Summary of Analysts’ Ratings and Estimates. Canaccord Adams summarized equity research analyst ratings and future price targets (typically targets for 12 to 18 months in the future), and noted that the proposed Offer Price was consistent with the average future price target of $26.50, and represented a 3.6% premium to the stripped mean future price target of $25.10 and a 8.3% premium to the median future price target of $24.00. Canaccord Adams noted that the range of future price targets was a low of $21.00 to a high of $39.00. Canaccord Adams also noted that four of the analysts rated the shares due equivalent of “Hold” and three rated the shares due equivalent of “Buy.”

•

Summary of Selected Public Direct Selling and Dietary Supplement Companies. Canaccord Adams provided a summary of the proposed Offer Price in comparison to the trading multiples of a group of companies selected by Canaccord Adams in the direct selling and dietary supplement industries, as a multiple of both revenue and EBITDA (earnings before interest, taxes, depreciation and amortization). Canaccord Adams noted that applying the stripped mean multiples of this peer group to the last twelve months (LTM) and 2008 estimated revenue of USANA implied a per share equity value of $23.55 to $26.33, and applying these multiples to the LTM and 2008 estimated EBITDA of USANA implied an equity value of $29.80 to $32.17 per share. Canaccord Adams noted that the implied equity value represented by the revenue multiple was in line with analysts’ consensus price target and the proposed Offer Price, but that the implied EBITDA multiple was significantly outside of both analysts’ consensus price target and the proposed Offer Price. The group of peer companies is set forth below.

Peer Companies
Avon Products Inc.	NBTY Inc.

Blyth, Inc.	Nu Skin Enterprises Inc.

Ediets.com Inc.	Nutraceutical International Corp.

Herbalife Ltd.	NutriSystem Inc.

Mannatech Inc.	Reliv International, Inc.

Medifast Inc.	Schiff Nutrition International Inc.

Natural Alternatives International Inc.	Tupperware Brands Corporation

•

Summary of Recent Acquisitions of Direct Selling and Dietary Supplement Companies. Canaccord Adams then summarized the proposed Offer Price in comparison to prices paid in a number of recent acquisition transactions selected by Canaccord Adams involving companies in the direct selling and dietary supplement industries, as a multiple of both revenue and EBITDA. Canaccord Adams noted that applying the stripped mean multiples of the prices paid in these acquisitions to the LTM and 2008 estimated revenue of USANA implied a per share equity value of $25.95 to $27.06, and applying these multiples to the LTM and 2008 estimated EBITDA of USANA implied an equity value of $46.00 to $48.61 per share. Canaccord Adams again noted that the implied equity value represented by the revenue multiple was in line with analysts’ consensus price target and the proposed Offer Price and that the implied EBITDA multiple was significantly outside of both analysts’ consensus price target and the proposed Offer Price. The group of precedent acquisitions summarized by Canaccord Adams is set forth below.

Announcement Date	Target	Acquirer/Investors
12/28/07	Natrol, Inc.	Plethico Pharmaceuticals Limited

12/21/07	Bodybuilding.com	Liberty Media Interactive

12/13/07	Maximuscle Ltd.	Darwin Private Equity LLP

6/4/07	Arkopharma SA	Rombi Family

2/8/07	GNC	Ares Asset Management

1/19/07	AquaCap Pharmaceuticals	Atrium Innovations

12/22/06	CPAC, Inc.	Buckingham Capital Partners

11/8/06	Neways, Inc.	Golden Gate Capital

9/11/06	Douglas Labs	Atrium Innovations

7/19/06	Excelligence Learning Corp	Thomas Cressey Bravo

Announcement Date	Target	Acquirer/Investors
5/4/06	The Sportsman’s Guide	Redcats USA, Inc.

2/6/06	VitaQuest Intl.	Ck Life Sciences

12/8/05	Douglas Laboratories (HVL)	Atrium Innovations

11/28/05	Nutrition and Sante	ABN Amro Capital France, L Capital Management

11/14/05	National Business Furniture	K+ K America Corporation

7/8/05	GT Brands LLC	Gaiam Inc.

6/6/05	Solgar	NBTY

5/19/05	Crosstown Traders, Inc.	Charming Shoppes, Inc

4/15/04	Leiner Health Products	Golden Gate Capital

3/30/04	Jafra SA	Vorwerk & Co.

3/3/04	Pure Encapsulations	Atrium Innovations

6/10/03	Rexall Sundown	NBTY

3/10/03	Miles Kimball	Blyth

After reviewing this valuation data, Canaccord Adams noted that the proposed Offer Price was consistent with the value implied as a multiple of revenue, and the premium proposed to be paid was substantially greater than premiums paid in transactions of similar size, and the proposed premium was consistent with the consensus future price target of equity research analysts. However, Canaccord Adams noted that the proposed Offer Price was below the value implied as a multiple of EBITDA. Canaccord Adams further noted that given the significant other factors in the market significantly adversely affecting the trading price of USANA stock, the proposed Offer Price represented a reasonable exit point for shareholders. This was consistent with the goals of the Offer Participants of providing a price that represented an opportunity for immediate liquidity at a fair premium to the current trading price of the Shares.

POSITION OF PURCHASER, HOLDCO AND THE OFFER PARTICIPANTS. Rule 13e-3 and the related rules under the Exchange Act require Purchaser, Holdco and the Offer Participants, as affiliates of USANA, to express their reasonable belief as to the fairness of the Offer to USANA’s public shareholders. Purchaser, Holdco and the Offer Participants believe that the Offer and the Merger are both substantively and procedurally fair to USANA’s shareholders who are not affiliated with the Offer Participants. These beliefs are based on a review of the terms of the Offer and the Merger, the oral presentation by Canaccord Adams described above under “—Presentation of Financial Advisor,” and the factors described below.

Purchaser, Holdco and the Offer Participants believe that the price being offered for the Shares is fair based on the following factors:

•

The Offer Price represents a 24.8% premium to the closing price on May 12, 2008, and a 21% premium to the closing price 30 days prior to May 12, 2008, both of which were greater than the premiums noted by Canaccord Adams for similar transactions. The Offer Price also represents a 29.2% premium to the volume weighted average price over the 30-day period ended May 12, 2008.

•	The Offer Price is consistent with the average future price target of equity research analysts of $26.50, and represents a premium of 8.3% of the median future price target of $24.00.

•	The Offer Price, in comparison to the trading multiples of a group of companies selected by Canaccord Adams in the direct selling and dietary supplement industries, was within the range of implied per share equity values obtained by applying the stripped mean multiples of this peer group to the last twelve months (LTM) and 2008 estimated revenue of USANA of $23.55 to $26.33.

•

The Offer Price, in comparison to prices paid in a number of recent acquisition transactions selected by Canaccord Adams involving companies in the dietary supplement and direct selling industries, was within the range of implied per share equity values obtained by applying the stripped mean multiples of the prices paid in these acquisitions to LTM and 2008 estimated revenue of USANA of $25.95 to $27.06.

•

The Offer Price represents a 758% premium relative to USANA’s net book value per share as of March 29, 2008, and a 990% premium relative to USANA’s net book value per share as of December 29, 2007. However, Purchaser, Holdco and the Offer Participants believe that net book value is not a reliable valuation methodology when the going concern value exceeds the net book value. Accordingly, they did not give this factor significant weight in their determination of the substantive fairness of the Offer to unaffiliated shareholders of USANA.

•	The structure of the Offer and the Merger provides USANA’s shareholders not affiliated with the Offer Participants with an expeditious means to receive payment of the Offer Price.

•

The Offer provides the opportunity for USANA shareholders not affiliated with the Offer Participants to sell all of their Shares without the risk of fluctuation in the sale price that may otherwise be associated with such a sale (especially given the recent volatility in the stock) and without incurring brokerage and other costs typically associated with market sales (other than fees that may be charged by a broker or nominee for Shares held in “street name”).

•

Purchaser, Holdco and the Offer Participants believe the Offer Price to be fair considering USANA’s recent financial performance, profitability and uncertain growth prospects, as well as the difficult public market conditions specifically affecting direct selling companies. In addition, the risks and uncertainties identified in USANA’s Exchange Act reports represent factors that could materially limit USANA’s growth and profitability.

•

The Offer and the Merger would shift the risk of the future financial performance of USANA from its unaffiliated shareholders, who do not have the power to control decisions made as to USANA’s business, entirely to the Offer Participants, certain of whom currently have the power to control USANA’s business.

Purchaser, Holdco and the Offer Participants do not believe that USANA’s liquidation value is materially relevant to the market value of USANA’s business based upon their understanding of USANA’s industry and their general business knowledge that liquidation sales typically result in proceeds substantially less than the sale of a going concern business. Accordingly, Purchaser, Holdco and the Offer Participants did not undertake an analysis of liquidation value.

Purchaser, Holdco and the Offer Participants believe that the current trading prices of the Shares at or near the Offer Price should not impact the substantive fairness of the Offer because the price of the Shares immediately increased after the May 13, 2008 announcement of the Offer Participants’ interest in taking USANA private.

None of Purchaser, Holdco or the Offer Participants is aware of any firm offers made for USANA, a controlling interest in USANA or a substantial part of USANA’s assets during the past two years and, therefore, did not consider any such offers in reaching their conclusion as to fairness.

Purchaser, Holdco and the Offer Participants further believe that the procedures of the Offer and the Merger are fair. These procedures include the following:

•	Each shareholder of USANA can individually determine whether to tender Shares in the Offer and each shareholder is capable of evaluating the fairness of the Offer.

•

The Offer is conditioned on the tender of at least a sufficient number of Shares such that, after the Shares are purchased in the Offer, Purchaser would own at least 90% of USANA’s then outstanding common stock. In addition, Purchaser will not purchase Shares in the Offer if less than a majority of the outstanding Shares, excluding the Shares owned by the Offer Participants, are validly tendered and not withdrawn. Accordingly, as of May 28, 2008, approximately 3,782,091 Shares not owned by the Offer Participants would need to be validly tendered and not withdrawn to satisfy the Minimum Condition and the Majority of the Minority Condition. Acceptance of the Offer by USANA’s unaffiliated shareholders holding such number of Shares provides meaningful procedural protection for these shareholders.

•

Shareholders of USANA who do not tender their Shares in the Offer will receive the same consideration in the Merger that Purchaser pays in the Offer, subject to their right to assert dissenters’ rights and demand payment of the fair value of their Shares pursuant to the dissenters’ right provisions of the Utah Corporate Law. See Exhibit A for the text of the dissenters’ rights provisions. Thus, because the unaffiliated shareholders would receive the same consideration in the Merger or have the ability to assert dissenters’ rights and seek payment of the fair value of their Shares, shareholders would not be coerced to tender their Shares in the Offer, further supporting the procedural fairness of the Offer.

Purchaser, Holdco and the Offer Participants also considered the following factors, each of which they considered negative, in their evaluation of the fairness of the terms of the Offer and the Merger:

•

Following the successful completion of the Offer and the Merger, shareholders of USANA (other than the Offer Participants) would cease to have the opportunity to participate in the future earnings or growth of USANA, if any.

•

The structure of the transaction does not provide USANA shareholders with an opportunity to approve or disapprove of the Offer or the Merger by means of a shareholder vote (although it does provide each shareholder an opportunity to decide whether to participate in the Offer and to exercise dissenters’ rights with respect to the Merger).

•	Based on the data provided by Canaccord Adams, the Offer Price is below the value implied as a multiple of 2008 estimated EBITDA.

The foregoing discussion of the information and factors considered by Purchaser, Holdco and the Offer Participants is not intended to be exhaustive, but includes all material factors considered. In view of the variety of factors considered in connection with their evaluation of the Offer and the Merger, the Offer Participants did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination. However, considering these factors as a whole and in the context of USANA’s financial position, and the belief of Purchaser, Holdco and the Offer Participants that individual shareholders are best able to determine for themselves whether to tender their Shares and obtain cash in the Offer, Purchaser, Holdco and the Offer Participants believe the Offer and the Merger are fair to the unaffiliated shareholders of USANA.

THE VIEWS OF PURCHASER, HOLDCO AND THE OFFER PARTICIPANTS AS TO THE FAIRNESS OF THE OFFER AND THE MERGER SHOULD NOT BE CONSTRUED AS A RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR SHARES.

Merger; Dissenters’ Rights; Rule 13e-3

MERGER. If, pursuant to the Offer, Purchaser acquires Shares that, together with the Shares beneficially owned by the Offer Participants, constitute at least 90% of the outstanding Shares, Holdco intends to promptly consummate a short-form merger between Purchaser and USANA pursuant to Section 16-10a-1104 of the Utah Corporate Law. Section 16-10a-1104 of the Utah Corporate Law provides that if Purchaser owns at least 90% of the outstanding shares of USANA, Purchaser may merge with and into USANA without the approval or any other action on the part of the Board of Directors or shareholders of USANA. In order to accomplish the Merger, (1) the Board of Directors of Purchaser must adopt a plan of merger; (2) the plan of merger must be approved by Holdco, as the sole shareholder of Purchaser; (3) Purchaser must mail a copy or summary of the plan of merger to each USANA shareholder at least 10 days prior to the effective date of the Merger; and (4) Purchaser must file articles of merger with the Division of Corporations and Commercial Code of the State of Utah.

As indicated above, under the Utah Corporate Law, Purchaser may not effect the Merger until 10 days following its acceptance for payment of Shares pursuant to the Offer. On the date that Purchaser accepts Shares for payment, Purchaser intends to adopt the plan of merger and mail the required notice to the USANA shareholders who did not validly tender their Shares in the Offer, such that the Merger may be effected 10 days thereafter. Shareholders who do not tender their Shares in the Offer will be paid following the consummation of the Merger. During this 10-day period, there will likely be a small number of Shares still in the hands of the public, such that there will no longer be an active public trading market (or any public trading market) for the Shares.

DISSENTERS’ RIGHTS. If the Merger is consummated, each shareholder who did not tender such shareholder’s Shares in the Offer (a “Remaining Shareholder”) will cease to be a shareholder of USANA upon the effectiveness of the Merger and will be entitled to receive the consideration of $26.00 per share in cash pursuant to the Merger (the “Merger Consideration”). If, however, the Remaining Shareholder does not wish to accept the Merger Consideration, the Remaining Shareholder will be entitled to obtain payment of the fair value of his, her or its Shares as further described below, provided that such Remaining Shareholder properly complies with the provisions of Part 13 of the Utah Corporate Law. “Fair value” with respect to a dissenter’s Shares, means the value of the Shares immediately before the effective time of the Merger, excluding any appreciation or depreciation in anticipation of the Merger.

The following is a brief summary of the statutory procedures to be followed by a Remaining Shareholder in order to dissent from the Merger and perfect dissenters’ rights under Part 13 of the Utah Corporate Law. This summary is not intended to be complete and is qualified in its entirety by reference to Part 13 of the Utah Corporate Law, the text of which is set forth in Exhibit A to this Offer to Purchase. Any shareholder considering demanding appraisal is advised to consult legal counsel. Dissenters’ rights will not be available with respect to the Merger unless and until the Merger is completed.

Remaining Shareholders who desire to exercise their dissenters’ rights must fully satisfy all of the following conditions. Within 10 days after the effective date of the Merger, USANA, as the surviving corporation, will send a notice (the “Notice of Merger”) to each Remaining Shareholder to the effect that the Merger is effective pursuant to Utah Corporate Law and that dissenters’ rights are available. The Notice of Merger will include a copy of Part 13 of the Utah Corporate Law and any other information required by the Utah Corporate Law. Any Remaining Shareholder wishing to demand appraisal of his, her or its Shares is required to deliver a written demand for appraisal to the Secretary of USANA by a date specified in the Notice of Merger, which date may not be fewer than 30 days nor more than 70 days after the date the Notice of Merger is given.

A record owner, such as a broker, who holds Shares as a nominee for others, may exercise dissenters’ rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner only if the shareholder dissents with respect to all Shares beneficially owned by any one person. In such case, the written demand must set forth the name and address of each person on whose behalf dissenters’ rights are being asserted. If set forth in the Notice of Merger, when a record shareholder dissents with respect to the Shares held by any one or more beneficial owners, each beneficial owner must certify to USANA that both the beneficial and record shareholders of all Shares owned beneficially by such person have asserted, or will timely assert, dissenters’ rights as to all the Shares unlimited on the ability to exercise dissenters’ rights. Beneficial owners may assert dissenters’ rights as to Shares held on such shareholder’s behalf only if (1) the beneficial owner causes USANA to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights and (2) the beneficial owner dissents with respect to all Shares of which he, she or it is the beneficial owner.

Remaining Shareholders who elect to exercise dissenters’ rights must mail or deliver their written demands to the Secretary of USANA, at 3838 West Parkway Boulevard, Salt Lake City, Utah 84120. The written demand for appraisal should specify the Remaining Shareholder’s name and mailing address, the number of Shares covered by the demand, and that such shareholder is thereby demanding payment of fair value of such Shares. In addition, if required by the Notice of Merger, the Remaining Shareholder must certify in writing, in or with the written demand, whether the Remaining Shareholder acquired beneficial ownership of the Shares covered by the demand before the date of first announcement to the news media of the terms of the Merger. A Remaining Shareholder must also deposit certificates for his, her or its certificated Shares in accordance with the terms of the Notice of Merger.

Upon receipt of a written demand for payment in compliance with the Utah Corporate Law, USANA will pay the amount estimated to be the fair value of the Remaining Shareholder’s Shares, with interest from the date of the Merger. If the Remaining Shareholder is dissatisfied with this payment, the Remaining Shareholder may notify USANA in writing of his, her or its own estimate of the fair value of the Shares and demand payment of the estimated amount, plus interest from the date of the Merger, but less any payment previously made by USANA. A Remaining Shareholder will waive the right to object to the payment unless such Remaining Shareholder causes USANA to receive this notice in compliance with the Utah Corporate Law within 30 days after USANA made the payment for the Shares.

If the demand for payment remains unresolved, USANA must commence a proceeding within 60 days after receiving the payment demand, and petition the court to determine the fair value of the Shares and the amount of interest. If USANA does not commence the proceeding within the 60-day period, it shall pay each Remaining Shareholder whose demand remains unresolved the amount demanded. USANA will commence the proceeding in the district court in Salt Lake County, Utah. The court will determine the fair value of the Shares and each Remaining Shareholder who properly perfected his, her or its dissenters’ rights will be entitled to judgment for the amount, if any, by which the court finds the fair value, plus interest, exceeds the amount previously paid by USANA, or for the fair value, plus interest, of the Remaining Shareholder’s after-acquired Shares for which USANA may have elected to withhold payment under the Utah Corporate Law.

The court in the appraisal proceeding will determine all costs of the proceeding and assess such costs against USANA, except that the court may assess costs against some or all of the dissenting Remaining Shareholders, in amounts the court finds equitable, to the extent that the court finds that such Remaining Shareholders acted arbitrarily, vexatiously, or not in good faith in demanding payment.

Remaining Shareholders who consider seeking appraisal should have in mind that the fair value of their Shares determined under Part 13 of the Utah Corporate Law could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares.

DISSENTERS’ RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO SHAREHOLDERS IF THE MERGER IS COMPLETED. SHAREHOLDERS WHO WILL BE ENTITLED TO DISSENTERS’ RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING DISSENTERS’ RIGHTS AND THE PROCEDURES TO BE FOLLOWED BEFORE SUCH SHAREHOLDERS HAVE TO TAKE ANY ACTION RELATING TO THESE DISSENTERS’ RIGHTS. SHAREHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE DISSENTERS’ RIGHTS WITH RESPECT TO THOSE SHARES BUT, RATHER, WILL RECEIVE THE OFFER PRICE.

Shareholders should read the complete text of Part 13 of the Utah Corporate Law, which is attached as Exhibit A. Shareholders who are interested in exercising and perfecting dissenters’ rights in connection with the

Merger should consult with their counsel for advice as to the procedures required to be followed. Failure to take any required step in connection with the exercise of dissenters’ rights may result in the termination or waiver of such rights.

RULE 13e-3. Because Purchaser, Holdco and the Offer Participants are affiliates of USANA, the transactions described in this Offer to Purchase constitute a “going-private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning USANA and certain information relating to the fairness of the Offer and the Merger and the consideration offered to shareholders unaffiliated with Purchaser, Holdco and the Offer Participants be filed with the SEC and disclosed to unaffiliated shareholders prior to consummation of the Offer and the Merger. Purchaser, Holdco and the Offer Participants have provided such information in this Offer to Purchase.

Certain Effects of the Offer and the Merger

PARTICIPATION IN FUTURE GROWTH. If the Offer and the Merger are consummated, shareholders other than the Offer Participants will not have the opportunity to participate in the future earnings and growth of USANA, if any, and will not have the right to vote on corporate matters relating to USANA. If the Offer and the Merger are completed, the Offer Participants will own indirectly 100% of USANA common stock, and Holdco will own a 100% interest in the net book value and net earnings of USANA. As a result, the Offer Participants will benefit from any future increase in the value of USANA, if any. Similarly, the Offer Participants will bear the risk of any decrease in the value of USANA, and unaffiliated shareholders will not face the risk of a decline in the value of USANA.

According to the USANA Annual Report on Form 10-K for the fiscal year ended December 29, 2007, the net book value of USANA was approximately $38.6 million, and its net earnings for the fiscal year ended December 29, 2007 were approximately $45.3 million. As a result of the consummation of the Offer and the Merger, the Offer Participants’ interest in the net book value of USANA (as of December 29, 2007) will increase from 67.9% or $26.2 million to 100% or $38.6 million, and their interest in USANA’s net earnings (as of December 29, 2007) will increase from 67.9% or $30.8 million to 100% or $45.3 million. In particular, Gull Holdings’ interest in the net book value of USANA (as of December 29, 2007) will increase from 50.6% or $19.5 million to 74.6% or $28.8 million, and its interest in USANA’s net earnings (as of December 29, 2007) will increase from 50.6% or $22.9 million to 74.6% or $33.8 million. However, debt to be incurred to finance the Offer and the Merger will reduce both the net book value and the net earnings of USANA following the Merger.

LISTING. USANA common stock is currently traded on the NASDAQ Global Select Market. If the Offer and the Merger are consummated, USANA common stock will be de-listed from the NASDAQ Global Select Market. In addition, following the completion of the Offer but before the effective time of the Merger, there will likely be a small number of Shares still in the hands of the public, such that there will no longer be an active public trading market (or any public trading market) for the Shares.

EXCHANGE ACT REGISTRATION. USANA common stock is currently registered under the Exchange Act. USANA, upon application to the SEC, may terminate such registration if the outstanding shares of USANA common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of USANA common stock. As a result of termination of registration of the shares of USANA common stock under the Exchange Act, USANA would no longer be obligated to file reports with the SEC under the Exchange Act. Such termination of registration would reduce the information required to be furnished by USANA to its shareholders. The Offer Participants intend to seek to cause USANA to apply for termination of registration of its common stock as soon as possible after completion of the Offer.

MARGIN REGULATIONS. USANA common stock presently constitutes “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. However, upon delisting on the NASDAQ Global Select Market, USANA common stock will no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and the Shares would be ineligible as collateral for margin loans made by brokers.

Conflicts of Interest

FINANCIAL INTERESTS. The financial interests of the Offer Participants with regard to the Offer Price are generally adverse to the financial interests of the shareholders being asked to tender their Shares.

CONTROL OF USANA. The Offer Participants have substantial voting control over USANA. As of May 28, 2008, the Offer Participants owned or controlled 11,127,404 Shares, which represented approximately 67.9% of the outstanding Shares. Of these Shares, the Wentz Offer Participants owned or controlled 9,284,124 Shares, or approximately 56.6% of the outstanding Shares. As a result of their voting interest, the Wentz Offer Participants have the power to control or significantly influence the vote regarding such matters as the election of USANA’s directors, amendments to USANA’s charter, and other fundamental corporate transactions.

DIRECTORS, OFFICERS AND EMPLOYEES OF USANA. Dr. Wentz is Chairman and Chief Executive Officer of USANA, David Wentz is President of USANA, and Bryan Wentz is an employee of USANA. These positions present these individuals with actual or potential conflicts of interest in determining the fairness of the Offer to USANA’s shareholders not affiliated with the Offer Participants. See “The Tender Offer—8. Certain Information Concerning Purchaser, Holdco and the Offer Participants—Information Regarding the Offer Participants” for information about the Shares owned by the Offer Participants.

It is anticipated that, contemporaneously with the acceptance for payment of Shares by Purchaser in the Offer, the current Directors of USANA (other than Dr. Wentz) will resign from the Board of Directors and the resulting vacancies in the Board will be filled by Dr. Wentz. See “The Tender Offer—11. Certain Conditions of the Offer.” The executive officers of USANA, including Dr. Wentz as Chief Executive Officer and David Wentz as President, are expected to remain the same as prior to the Offer and the Merger.

EQUITY AWARDS. As officers and employees of USANA, Dr. Wentz, David Wentz and Bryan Wentz hold options and other equity awards with respect to USANA common stock. In connection with the Merger, Holdco will assume USANA’s stock option and incentive plans (the “USANA Plans”) and any equity awards outstanding under the USANA Plans at the effective time of the Merger. The outstanding equity awards of the Offer Participants are listed below and will be treated in the same manner as the equity awards of all other participants in the USANA Plans.

Name of Offer Participant	Number of Option Shares	Range of Exercise Prices	Number of Stock-Settled Stock Appreciation Rights
Myron W. Wentz	280,000	$39.18	—
David A. Wentz	160,000	$39.14 - $40.59	—
Bryan Wentz	155,000	$29.04	16,000

EMPLOYMENT AND NON-COMPETITION AGREEMENTS. The commitment letter with the Lender provides for Dr. Wentz and David Wentz to enter into employment and non-competition agreements with USANA upon the closing of the transactions. The terms of the individual agreements for Dr. Wentz and Mr. Wentz had not been determined as of the date of this Offer to Purchase.

LOANS. It is currently contemplated that, following the Merger, USANA will enter into an affiliate loan arrangement with Dr. Wentz (or one of his affiliates) in a principal amount of up to $10.0 million and a similar arrangement with certain of the Foundation Offer Participants in a principal amount of up to $13.5 million. These loans would be secured by a pledge of the shares of Holdco stock held by such person. The loan for certain of the Foundation Offer Participants is intended to replace the existing loans for which the Shares held by such Foundation Offer Participants have been pledged as collateral. The terms of the individual loan agreements for

Dr. Wentz (or one of his affiliates) and certain of the Foundation Offer Participants had not been determined as of the date of this Offer to Purchase.

SHAREHOLDERS AGREEMENT. Upon the contribution of their Shares to Holdco, the Offer Participants will enter into a shareholders agreement with each other and Holdco (the “Shareholders Agreement”). The Shareholders Agreement will provide for certain rights and restrictions with respect to the shares of Holdco to be issued to the Offer Participants, including, among others, certain transfer restrictions, pre-emptive rights, put rights, covenants restricting the operation of the business of Holdco and its subsidiaries, and governance rights.

In particular, Holdco and certain of the Wentz Offer Participants will have a right of first refusal in the event that another shareholder wishes to sell Holdco shares. The Shareholders Agreement also will provide that the Foundation Offer Participants will have the opportunity to participate in certain sales of shares by Holdco, and certain Wentz Offer Participants will have the right to cause other shareholders to participate in sales of Holdco shares constituting a sale of control of Holdco. Certain Wentz Offer Participants also will have the right to appoint the directors of Holdco.

In addition, the Shareholders Agreement will provide the Foundation Offer Participants with the right to sell their Holdco shares to Holdco for fair market value after the seventh anniversary of the date of the Shareholders Agreement. The Shareholders Agreement also will provide for a minimum dividend or distributions to be payable to the Foundation Offer Participants after the third anniversary of the date of the Shareholders Agreement in an aggregate amount equal to $3.5 million per year, subject to any restrictions on the ability to pay dividends under the proposed debt financing.

REGISTRATION RIGHTS AGREEMENT. Upon the contribution of their Shares to Holdco, the Offer Participants will enter into a registration rights agreement with Holdco, pursuant to which the Offer Participants will have the right to participate, or “piggy-back,” in future equity offerings initiated by Holdco that are registered under the Securities Act of 1933, subject to the approval of the underwriters involved in such equity offering and other customary terms and conditions.

USE OF COMPANY EMPLOYEES. Certain employees of USANA (including USANA’s Chief Financial Officer and his finance staff) have assisted the Offer Participants in the preparation of the proposal for the Offer and the Merger, including assisting in the procurement of financing arrangements with the Lender, facilitating and reviewing information required from the Offer Participants in connection with the Offer and the Merger, and performing certain other tasks related to the Offer and the Merger. However, these employees have no other arrangement or agreement with the Offer Participants relating to employment or their Shares.

THE TENDER OFFER

1.	Terms of the Offer

This Offer is for the purchase of all of the outstanding shares of USANA common stock, excluding shares to be contributed to Holdco by the Offer Participants. As of May 28, 2008, approximately 5,324,230 Shares are being sought in the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in “The Tender Offer—11. Certain Conditions of the Offer”) and, if the Offer is extended or amended, the terms and conditions of such extension or amendment (collectively, the “Offer Conditions”), Purchaser will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date and not withdrawn as discussed under “The Tender Offer—4. Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City Time, on Friday, June 27, 2008, unless and until Purchaser shall have extended the period for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 12:00 midnight, New York City Time, on Friday, June 27, 2008, as it may be extended, is referred to as the “Offering Period.”

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to American Stock Transfer & Trust Co., who will be acting as the depositary for the Offer (the “Depositary”) and making a public announcement of such extension as further described below. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder’s Shares. See “The Tender Offer—4. Withdrawal Rights.”

Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date:

•

To delay acceptance for payment of or (regardless of whether such Shares were accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then accepted and paid for, on the occurrence of any of the events specified in “The Tender Offer—11. Certain Conditions of the Offer”; and

•

To waive any condition and to set forth or change any other term or condition of the Offer, in each case, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment.

Purchaser confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule l4e-l(c) under the Exchange Act which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

If, during the Offering Period, Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following any material change in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information.

In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the offer and that waiver of a material condition is a material change in the terms of the offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of shares sought, a minimum of ten business days may be required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

Following the satisfaction or waiver of all the conditions to the Offer and the acceptance of and payment for all of the tendered Shares during the initial Offering Period, Purchaser may elect to provide a subsequent offering period of at least three business days in accordance with Rule 14d-11 under the Exchange Act (a “Subsequent Offering Period”). During this Subsequent Offering Period, shareholders whose Shares have not previously been tendered and accepted for payment may tender, but not withdraw, their Shares and receive the Offer Price. Because the Offer Participants have established the Minimum Condition as a condition to the obligation to accept for payment and pay for Shares in the Offer, Purchaser does not expect to provide a Subsequent Offering Period.

USANA has provided the Offer Participants with USANA’s shareholder list and security position listings for the purpose of disseminating this Offer to Purchase and related materials to shareholders. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including the Offer Conditions), Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See “The Tender Offer—11. Certain Conditions of the Offer.” In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•

Certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in “The Tender Offer—3. Procedures for Accepting the Offer and Tendering Shares”;

•

A properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal; and

•	Any other required documents.

Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser’s obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “The Tender Offer—3. Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following expiration or termination of the Offer.

Purchaser reserves the right to transfer or assign, in whole or in part and from time to time, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares

VALID TENDER. To tender Shares pursuant to the Offer:

•

A properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase and either (A) the certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date; or

•	The tendering shareholder must comply with the guaranteed delivery procedures set forth below.

BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

SIGNATURE GUARANTEES. Signatures on a Letter of Transmittal need not be guaranteed if:

•

the Letter of Transmittal is signed by the registered holders (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security deposit position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or

•	such Shares are tendered for the account of an Eligible Institution (as defined below).

See Instruction 1 of the Letter of Transmittal.

Otherwise, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Program or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instruction 5 of the Letter of Transmittal.

GUARANTEED DELIVERY. A shareholder who desires to tender Shares pursuant to the Offer, but whose certificates for Shares are not immediately available or who cannot deliver his, her or its certificates and all other required documents to the Depositary prior to the Expiration Date or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, may tender such Shares by following all of the procedures set forth below:

•	Such tender must be made by or through an Eligible Institution;

•

A properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, must be received by the Depositary, as provided below, prior to the Expiration Date; and

•

The certificates (or Book-Entry Confirmation) for all tendered Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other required documents, must be received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, RECEIPT OF A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHAREHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

OTHER REQUIREMENTS. Upon the terms and subject to the conditions of the Offer (including the Offer Conditions), Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•

Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3;

•

A properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal; and

•	Any other required documents.

Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE OF THE TENDERED SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

SHARES HELD IN 401(k) PLAN. If a portion of a shareholder’s 401(k) plan account is invested in Shares under USANA’s 401(k) Plan, such shareholder may have the right to direct the plan’s trustee whether to tender the Shares credited to such shareholder’s account under the 401(k) Plan. To the extent that shareholders have the right to direct the plan’s trustee, an instruction form for tendering the Shares credited to a shareholder’s 401(k) plan account will be sent to such shareholder for this purpose. The tendering instruction form will contain additional details on how to direct the trustee to tender these Shares. It is important to follow the instructions on any tendering instruction form for tendering the Shares credited to a shareholder’s 401(k) Plan account because these instructions will be different from the instructions for tendering Shares that such shareholder may own outside of the 401(k) Plan, and the deadline for directing the tendering of Shares credited to such shareholder’s account under the 401(k) Plan will likely be earlier than for other Shares.

BINDING AGREEMENT. Purchaser’s acceptance for payment of Shares tendered in response to the Offer will constitute a binding agreement by the tendering shareholder to sell, and by Purchaser to purchase, the tendered Shares on the terms and subject to the conditions of the Offer.

APPOINTMENT OF PROXIES. By executing a Letter of Transmittal as set forth above (subject to the right of withdrawal discussed in Section 4), the tendering shareholder irrevocably appoints designees of Purchaser as such shareholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by

Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholders as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of USANA, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its reasonable discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. If Purchaser waives a condition with respect to one tender of Shares, it will waive that condition for all other tenders of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and related Instructions) will be final and binding.

BACKUP WITHHOLDING. In order to avoid “backup withholding” of Federal income tax on payments of cash pursuant to the Offer, a shareholder tendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding at applicable rates (currently 28%). Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS.

All shareholders who are United States persons tendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that shareholder’s exempt status in order to avoid backup withholding. Forms of such statement may be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal.

4.	Withdrawal Rights

Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered in the Offer may be withdrawn at any time prior to midnight, New York City Time, on June 27, 2008, the expiration of the Offering Period, unless extended as described in “The Tender Offer—1. Terms of the Offer” and, until such Shares are accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 1, 2008.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address or facsimile number set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of such certificates. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in “The Tender Offer—3. Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Offer Participants, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in “The Tender Offer—3. Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

No withdrawal rights will apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See “The Tender Offer—1. Terms of the Offer.”

5.	Material U.S. Federal Income Tax Consequences

TAX CONSEQUENCES TO USANA SHAREHOLDERS. The following is a general summary of material U.S. federal income tax consequences of the Offer and the Merger to shareholders of USANA whose Shares are tendered and accepted for payment pursuant to the Offer, or whose Shares are converted into cash in the Merger. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date of this Offer to Purchase, and all of which are subject to change, possibly with retroactive effect. The summary is for general information only and does not purport to address all of the tax consequences that may be relevant to a particular shareholder in light of his, her or its personal circumstances. The summary applies only to shareholders who hold their Shares as capital assets and may not apply to shareholders subject to special rules under the Code, including, without limitation, persons who acquired their Shares upon the exercise of stock options or otherwise as compensation, financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, or persons that have a functional currency other than the United States dollar. This summary does not discuss the U.S. federal income tax consequences to any shareholder of USANA who exercises appraisal or dissenters’ rights or who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any state, local or foreign tax consequences of the Offer or the Merger.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER’S OWN TAX ADVISORS REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH SHAREHOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS OR ANY OTHER U.S. FEDERAL TAX LAWS.

The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a shareholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Any such gain or loss generally will be long-term capital gain or loss if the shareholder has held the Shares for more than one year. Certain limitations apply to the use of capital losses. A shareholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See “The Tender Offer—3. Procedures for Accepting the Offer and Tendering Shares—Backup Withholding.”

TAX CONSEQUENCES TO USANA. USANA will not recognize gain or loss with respect to the Offer or the Merger.

TAX CONSEQUENCES TO PURCHASER, HOLDCO AND THE OFFER PARTICIPANTS. None of Purchaser, Holdco and the Offer Participants will recognize gain or loss with respect to the Offer or the Merger.

6.	Price Range of Shares; Dividends; Transactions in Shares

PRICE RANGE OF SHARES. USANA common stock is currently listed and traded on the NASDAQ Global Select Market under the symbol “USNA.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for USANA common stock based upon public sources:

FISCAL QUARTER HIGH AND LOW SALES PRICES

QUARTER	HIGH	LOW
Fiscal Year 2006
First Quarter	$43.42	$37.38
Second Quarter	$42.70	$35.81
Third Quarter	$47.33	$35.06
Fourth Quarter	$52.84	$42.76
Fiscal Year 2007
First Quarter	$61.80	$45.27
Second Quarter	$49.71	$36.70
Third Quarter	$51.50	$28.51
Fourth Quarter	$48.50	$36.11
Fiscal Year 2008
First Quarter	$49.89	$18.25
Second Quarter (through May 28, 2008)	$26.98	$18.18

DIVIDENDS. To date, USANA has never declared or paid cash dividends on the Shares. USANA is subject to certain debt covenants that limit its ability to pay dividends.

TRANSACTIONS IN SHARES. The following sets forth purchases effected by certain Wentz Offer Participants during the past two years:

•

Gull Holdings purchased an aggregate of 130,888 Shares at prices ranging from $34.9403 to $40.98 during the third quarter of 2007. All such purchases were made from August 13, 2007 through September 11, 2007 at a weighted average price per Share of $37.68.

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David Wentz purchased an aggregate of 5,000 Shares between August 7, 2007 and August 9, 2007, at an average purchase price per Share of $33.96. On January 2, 2008, David Wentz exercised options and acquired 50,000 Shares at an exercise price of $0.74 per Share. Between December 30, 2006 and December 29, 2007, David Wentz acquired 129 Shares in transactions pursuant to USANA’s 401(k) plan.

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Bryan Wentz purchased 440 Shares on April 13, 2007 for a purchase price of $41.126 per Share. Bryan Wentz purchased an aggregate of 4,600 Shares between August 10, 2007 and August 13, 2007, at an average price per Share of $35.06. Between September 1, 2006 and September 6, 2006, Bryan Wentz exercised options and acquired 20,000 Shares at an average exercise price of $29.04. Between February 22, 2007 and February 23, 2007, Bryan Wentz exercised options and acquired 10,000 Shares at an average exercise price of $29.04.

The transactions effected by Purchaser, Holdco or any of the Foundation Offer Participants during the last 60 days are set forth below. The following sets forth the transactions effected by the Paul & Jane Meyer Family Foundation during the last 60 days:

Date	Type of Transaction	Number of Shares	Purchase Price
March 27, 2008	Open Market Purchase	10,000	$27.55 per share
March 28, 2008	Open Market Purchase	103,000	$21.14 per share
March 31, 2008	Open Market Purchase	10,000	$21.98 per share
April 4, 2008	Open Market Purchase	20,000	$21.01 per share
May 7, 2008	Purchase by trade with Passport to Success Foundation, Inc.*	6,500	19,650 shares of common stock of Mannatech, Incorporated

*	The two directors of Passport to Success Foundation, Inc., a charitable foundation, are also two of the five directors of the Paul & Jane Meyer Family Foundation. This trade was effected for the purposes, and was in the best interests, of Passport to Success Foundation, Inc.

Except as stated below, to the Offer Participants’ knowledge, none of the persons set forth on Exhibit B has effected any transactions in the Shares in the past 60 days. Christopher Whorms, an executive officer and director of Centre Island Properties, Ltd., made the following open market purchases of Shares within the last 60 days: (i) 1,000 Shares on April 2, 2008 for a per share purchase price of $20.25, (ii) 1,000 Shares on April 8, 2008 for a per share purchase price of $20.55 and (iii) 1,000 Shares on April 22, 2008 for a per share purchase price of $19.575.

7.	Certain Information Concerning USANA

The information concerning USANA contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. The Offer Participants have no knowledge that would indicate that any statements contained in this Offer to Purchase based on such documents and records are untrue, or of any failure by USANA to disclose events that may have occurred or may affect the significance or accuracy of any such information but are unknown to the Offer Participants.

GENERAL. USANA is a Utah corporation with its principal corporate offices located at 3838 West Parkway Boulevard, Salt Lake City, Utah 84120, Phone: (801) 954-7100, Fax: (801) 954-7300. USANA, founded in 1992 by Myron W. Wentz, Ph.D., develops and manufactures high-quality, science-based nutritional and personal care products, with a commitment to continuous product innovation and sound scientific research. USANA distributes and sells its products through a network marketing system, a form of direct selling, using independent distributors that are referred to as “Associates.” USANA also sells its products directly to “Preferred Customers” who purchase products for personal use and are not permitted to resell or distribute the products. As of March 29, 2008, USANA had 164,000 active Associates and 77,000 active Preferred Customers worldwide.

INTENT TO TENDER; BOARD RECOMMENDATION. The Offer Participants are not aware of whether USANA’s executive officers (other than Dr. Wentz and David Wentz) or members of the Board of Directors (other than Dr. Wentz) intend to tender their Shares in the Offer, nor as to the Board’s recommendation to shareholders with respect to the Offer. USANA is required to prepare a Solicitation/Recommendation Statement on Schedule 14D-9 containing the Board’s position with respect to the Offer within ten business days of the commencement of the Offer. On May 20, 2008, USANA issued a press release announcing that its Board of Directors had formed a Special Committee of independent directors to evaluate the Offer.

AVAILABLE INFORMATION. USANA is subject to the information and reporting requirements of the Exchange Act and in accordance with these requirements is obligated to file reports and other information with the SEC relating to its business, financial condition, results of operations, and other matters. Information, as of particular dates, concerning USANA’s directors and executive officers, their compensation, the principal holders of USANA’s securities, any material interests of such persons in transactions with USANA and other matters is required to be disclosed in proxy statements distributed to USANA shareholders and filed with the SEC. Such reports, proxy statements and other information is available for inspection at the public reference room at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549 and can be obtained electronically on the SEC’s website at http://www.sec.gov. Shareholders are urged to review publicly available information concerning USANA before acting on the Offer.

SUMMARY FINANCIAL INFORMATION. The following table sets forth summary historical consolidated financial data for USANA and its subsidiaries as of and for each of the fiscal years ended December 29, 2007 and December 30, 2006 and the three-month periods ended March 29, 2008 and March 31, 2007. The data set forth below are excerpted from USANA’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and its Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2008. More comprehensive financial information is included in such reports and other documents filed by USANA with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all other financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

(in thousands, except per share data)	Quarter Ended		Fiscal Year*
	March 29, 2008	March 31, 2007	2007	2006
Operating Data
Net sales	$101,570	$100,678	$423,149	$365,166
Gross profit	80,068	80,092	335,258	285,330
Income from continuing operations	7,547	11,800	45,929	42,143
Net earnings	7,547	11,686	45,317	41,266
Per Share Data
Earnings per common share from continuing operations
Basic	$0.46	$0.66	$2.74	$2.34
Diluted	0.46	0.64	2.67	2.25
Net earnings per common share
Basic	0.46	0.65	2.71	2.29
Diluted	0.46	0.63	2.63	2.20
Book value per share	3.03	4.27	2.36	3.35
Ratio of earnings to fixed charges(1)	14.4	51.0	23.3	46.7

		As of
		March 29, 2008	Dec. 29, 2007	Dec. 30, 2006
Balance Sheet Data
Cash and cash equivalents		$17,566	$12,865	$27,029
Working capital		13,120	5,807	20,810
Current assets		50,706	45,992	60,615
Total assets		118,016	109,128	100,002
Line of credit		28,000	28,000	—
Other long-term liabilities		2,728	2,305	—
Stockholders’ equity		49,702	38,638	60,197

*	USANA’s fiscal year ends on the Saturday that is closest to December 31.

(1)	For purposes of this calculation, “earnings” consists of pre-tax income from continuing operations plus fixed charges. “Fixed charges” consists of interest on long-term and short-term debt, capitalized interest and rental expenses representative of an interest factor.

CERTAIN PROJECTIONS OF FUTURE OPERATIONS. USANA’s management from time to time has prepared financial forecasts regarding USANA’s anticipated future operations for subsequent fiscal years. These financial forecasts were made available to certain of the Offer Participants in connection with their determination to make the Offer. These projections should be read together with the historical financial statements of USANA which may be obtained from the SEC in the manner described above.

(in thousands)	Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2011	Fiscal 2012	Fiscal 2013
Net sales	$441,773	$495,749	$544,977	$591,836	$645,925	$674,696
Net earnings	38,378	47,617	54,861	61,420	69,038	69,920
EBITDA*	66,469	79,833	89,346	97,803	107,758	107,083

*	EBITDA is a non-GAAP financial measure consisting of earnings before interest, taxes, depreciation and amortization.

The financial forecasts were not prepared with a view toward public disclosure, and shareholders should not unduly rely on such forecasts. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of USANA’s management. Important factors that may affect actual results and result in the forecasted results not being achieved include the risks that are set forth in the “Risk Factors” section of USANA’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007. These assumptions necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond USANA’s control. The forecasts also reflects assumptions as to certain business decisions that are subject to change. Accordingly, actual results are likely to vary significantly from those set forth in these forecasts. In addition, these forecasts were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles (GAAP). None of Holdco, Purchaser, the Offer Participants or any of their boards of directors, advisors, agents or representatives can give any assurance that actual results will not differ from these forecasts, nor do they assume any obligation to update or revise these forecasts. The inclusion of the summary of these forecasts in this Offer to Purchase should not be regarded as a representation by any person that the forecasted results will be achieved.

8.	Certain Information Concerning Purchaser, Holdco and the Offer Participants

INFORMATION REGARDING PURCHASER AND HOLDCO. Purchaser and Holdco are newly formed corporations that currently do not conduct any business. Purchaser and Holdco were formed by the Offer Participants to facilitate the transactions described in this Offer to Purchase. On May 13, 2008, the Offer Participants entered into a contribution agreement with Purchaser and Holdco (the “Contribution Agreement”), providing for the contribution of substantially all of the Shares held by the Offer Participants to Holdco in exchange for shares of Holdco common stock and certain other matters related to the Offer and the Merger. Pursuant to the terms of the Contribution Agreement, each of the Offer Participants will contribute his, her or its Shares (other than any Shares they hold through USANA’s 401(k) Plan and 50,000 Shares subject to a pledge arrangement, which Shares are subject to restriction) (the “Contributed Shares”) to Holdco prior to the acceptance of any Shares in the Offer, and Holdco will be owned by such contributors in proportion to the number of Contributed Shares. Immediately following the contribution of such Contributed Shares to Holdco, Holdco will contribute the Contributed Shares to Purchaser. Following the completion of the Offer and the Merger, the Offer Participants, through Holdco, will own 100% of the outstanding shares of USANA.

The principal offices of Holdco and Purchaser are located at 3838 West Parkway Boulevard, Salt Lake City, Utah 84120. Currently, Dr. Wentz and David Wentz serve as the directors and officers of Holdco and Purchaser.

INFORMATION REGARDING THE OFFER PARTICIPANTS. Set forth below is information concerning each of the Offer Participants, including the present principal occupation and address of each Offer Participant:

Wentz Offer Participants:

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Gull Holdings, Ltd.—Gull Holdings is an Isle of Man company that is ultimately owned by Myron W. Wentz through a revocable Liechtenstein Foundation. Gull Holdings is an investment vehicle formed by Dr. Wentz. The business address of Gull Holdings is International House, Victoria Road, Douglas, Isle of Man, and the business telephone number of Gull Holdings is +44 1624 630750. The corporate director of Gull is Enmyn Limited, an Isle of Man company. Enmyn Limited is a wholly-owned subsidiary of IFG International Limited, which is licensed by the Isle of Man Financial Supervision Commission as a Corporate and Trust Service Provider.

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Myron W. Wentz—Dr. Wentz is the Chairman and Chief Executive Officer of USANA, and has held such position during the past five years. Dr. Wentz is the ultimate owner of Gull Holdings, through a revocable Liechtenstein Foundation; the father of David A. Wentz; and the uncle of Bryan Wentz. Dr. Wentz is a citizen of St. Kitts and Nevis. His address is 3838 West Parkway Boulevard, Salt Lake City, Utah 84120, and his business telephone number is (801) 954-7100.

•

David A. Wentz—David A. Wentz is the President of USANA, and has held such position during the past five years. Mr. Wentz is a citizen of the United States. His address is 308 West 300 South, #203, Salt Lake City, Utah 84101, and his business telephone number is (801) 954-7100.

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Jacquelyn R. Wentz—Jacquelyn R. Wentz is the mother of David Wentz. Ms. Wentz has been retired for the past five years. Ms. Wentz is a citizen of the United States. Her address is 44 West Broadway, #1005-S, Salt Lake City, Utah 84101, and her business telephone number is (801) 954-7100.

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Bryan Wentz—Bryan Wentz is a Vice President of USANA, and has held such position during the past five years. Mr. Wentz is a citizen of the United States. His address is 4185 S. Normandie Lane, Salt Lake City, Utah 84107, and his business telephone number is (801) 954-7100.

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Annette Wentz—Annette Wentz is married to Bryan Wentz, and has been a homemaker for the past five years. Ms. Wentz is a citizen of the United States. Her address is 4185 S. Normandie Lane, Salt Lake City, Utah 84107, and her business telephone number is (801) 954-7100.

Foundation Offer Participants:

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Paul & Jane Meyer Family Foundation—Paul & Jane Meyer Family Foundation (the “Meyer Foundation”) is a non-profit corporation organized under the laws of the State of Texas. The address of the principal office of the Meyer Foundation is 4527 Lake Shore Drive, Waco, Texas 76710, and the business telephone number of the Meyer Foundation is (254) 776-0034. The principal business of the Meyer Foundation is to operate as a charitable foundation.

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Paul J. Meyer—Paul J. Meyer, who has been retired for the past five years, is a director of the Meyer Foundation. Mr. Meyer is married to Alice Jane Meyer and is a citizen of the United States. His address is 4527 Lake Shore Drive, Waco, Texas 76710, and his business telephone number is (254) 776-0035.

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Alice Jane Meyer—Alice Jane Meyer, who has been a homemaker for the past five years, is a director of the Meyer Foundation. Ms. Meyer is married to Paul J. Meyer and is a citizen of the United States. Her address is 4527 Lake Shore Drive, Waco, Texas 76710, and her business telephone number is (254) 776-0035.

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Centre Island Properties, Ltd.—Centre Island Properties, Ltd. (“Centre Island Properties”) is a corporation organized under the laws of the Cayman Islands. The address of the principal office of Centre Island Properties is Cayman Falls, 1114 B West Bay Road, Grand Cayman, Cayman Islands, and the business telephone number of Centre Island Properties is (345) 946-9646. The principal business of Centre Island Properties is real estate investment and property management.

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Waco Boys Club Foundation, Inc.—Waco Boys Club Foundation, Inc. (the “Waco Boys Club Foundation”) is a non-profit corporation organized under the laws of the State of Texas. The address of the principal office of the Waco Boys Club Foundation is 4567 Lake Shore Drive, Waco, Texas 76710, and the business telephone number of the Waco Boys Club Foundation is (254) 776-4527. The principal business of the Waco Boys Club Foundation is to operate as a charitable foundation.

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L-K Marketing Group, LLC—L-K Marketing Group, LLC (“L-K Marketing Group”) is a limited liability company organized under the laws of the State of Texas. The address of the principal office of L-K Marketing Group is P.O. Box 8072, Waco, Texas 76714, and the business telephone number of L-K Marketing Group is (254) 776-0036. The principal business of L-K Marketing Group is marketing and sales.

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Beagle Irrevocable Asset Trust—Beagle Irrevocable Asset Trust (“Beagle Trust”) is a private trust organized under the laws of the State of Texas. The address of the principal office of Beagle Trust is 4567 Lake Shore Drive, Waco, Texas 76710, and the business telephone number of Beagle Trust is (254) 776-4527. The principal business of Beagle Trust is real estate investment.

The name, business address and present principal occupation or employment of each executive officer and each director of the Meyer Foundation, Centre Island Properties, Waco Boys Club Foundation, L-K Marketing Group and Beagle Trust are set forth on Exhibit B attached hereto. Each executive officer and director of such entities is a United States citizen other than Christopher Whorms. Mr. Whorms is a Cayman Islands citizen.

The following table sets forth the beneficial ownership of Shares by each of the Offer Participants as of May 28, 2008. Except as otherwise noted, each of the Offer Participants has sole voting and investment power with respect to the Shares listed. The Shares beneficially owned by each of the Offer Participants may be deemed to be held by the Offer Participants as members of a group. Under Rule 13d-5(a) of the Exchange Act, when two or more persons agree to act together for the purpose of acquiring equity securities of an issuer, any group formed as a result will be deemed to have acquired beneficial ownership, for purposes of Section 13(d) and 13(g) of the Exchange Act, of all equity securities of that issuer beneficially owned by any such person.

Name	Number of Shares Beneficially Owned	Percentage of Class (1)
Gull Holdings, Ltd.	8,302,452	50.6%
Myron W. Wentz (2)	8,582,452	51.5
David A. Wentz (3)	417,510	2.5
Jacquelyn R. Wentz	616,050	3.8
Bryan Wentz (4)	123,312	*
Annette Wentz (5)	2,940	*
Paul & Jane Meyer Family Foundation (6)	888,745	5.4
Alice Jane Meyer (6)(7)	84,000	*
Paul J. Meyer (7)	84,000	*
Centre Island Properties, Ltd. (6)	741,930	4.5
Waco Boys Club Foundation, Inc.	58,400	*
L-K Marketing Group, LLC (6)	52,865	*
Beagle Irrevocable Asset Trust	17,340	*
All Offer Participants as a Group (13 persons) (8)	11,582,604	68.7%

*	Less than 1%.

(1)	Based on 16,392,384 shares of USANA common stock outstanding as reported in USANA’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2008, adjusted to include outstanding options and stock appreciation rights exercisable for each Offer Participant (and only with respect to such Offer Participant) within 60 days of May 28, 2008.

(2)	Includes options to purchase 280,000 Shares exercisable within 60 days of May 28, 2008 and the 8,302,452 Shares held by Gull Holdings. Under SEC rules and regulations, Gull Holdings and Dr. Wentz may be deemed to both be the beneficial owner of the Shares held by Gull Holdings.

(3)	Includes options to purchase 57,000 Shares exercisable within 60 days of May 28, 2008, and 9,178 Shares that are held in Mr. Wentz’s 401(k) account. Also includes 50,000 Shares which have been pledged to support an obligation incurred in connection with a prepaid variable forward contract that was entered into by Mr. Wentz with an unaffiliated third-party. The number of Shares to be delivered by Mr. Wentz on March 31, 2009 (the maturity date of the contract) will be based on the market price of the Shares and will not exceed 50,000 Shares. These 50,000 Shares and the 9,178 Shares that are held in Mr. Wentz’s 401(k) account will not be contributed to Holdco pursuant to the Contribution Agreement. In connection with the completion of the Offer, Mr. Wentz may transfer a portion of his Shares to one or more trusts or other entities owned by him or other members of his immediate family for estate planning purposes.

(4)	Includes options to purchase 115,000 Shares exercisable within 60 days of May 28, 2008, and 3,200 Shares that are issuable pursuant to stock appreciation rights. Also includes 72 Shares held in Mr. Wentz’s 401(k) account, and 2,940 Shares held in a revocable trust that each of Bryan Wentz and Annette Wentz may be deemed to beneficially own under SEC rules and regulations. The 72 Shares that are held in Mr. Wentz’s 401(k) account will not be contributed to Holdco pursuant to the Contribution Agreement. In connection with the completion of the Offer, Mr. Wentz may transfer a portion of his Shares to one or more trusts or other entities owned by him or other members of his immediate family for estate planning purposes.

(5)	Includes 2,940 Shares held in a revocable trust that each of Annette Wentz and Bryan Wentz may be deemed to beneficially own under SEC rules and regulations. Does not include 120,372 Shares beneficially owned by Mr. Wentz and set forth in the table above, as to which Shares Mrs. Wentz disclaims beneficial ownership.

(6)	All or a portion of these Shares are currently pledged as collateral for a loan.

(7)	Alice Jane Meyer is the owner of record of 84,000 Shares as her sole and separate property. Under the rules and regulations of the SEC, however, Paul J. Meyer may be deemed a beneficial owner of those Shares. Accordingly, under the rules and regulations of the SEC, Mr. and Mrs. Meyer may be deemed to share the power to vote or direct the vote, and to share the power to dispose or direct the disposition, of those Shares.

(8)	Includes options to purchase 452,000 Shares exercisable within 60 days of May 28, 2008, and 3,200 Shares that are issuable pursuant to stock appreciation rights.

FINANCIAL CONDITION. Because (1) the only consideration in the Offer and the Merger is cash, (2) the Offer is to purchase all outstanding Shares not held by the Offer Participants, and (3) Gull Holdings has received a financing commitment from Ableco Finance LLC to provide funds for the Offer and the Merger, the Offer Participants believe the financial condition of Purchaser, Holdco and the individual Offer Participants is not material to a decision by a holder of Shares whether to tender Shares in the Offer.

CRIMINAL PROCEEDINGS. During the last five years, none of Purchaser, Holdco or any of the Offer Participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has any of them been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation with respect to such laws.

During the last five years, to the Foundation Offer Participants’ knowledge, none of the persons set forth on Exhibit B has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors), or has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or a finding of any violation with respect to such laws.

PAST TRANSACTIONS. There have been no transactions during the past two years between any of the Offer Participants and USANA or any USANA affiliates that are not natural persons where the aggregate value of the transactions was more than 1% of USANA’s consolidated revenues for fiscal year 2006 for transactions that occurred in fiscal 2006, and for fiscal year 2007 for transactions that occurred in fiscal 2007.

There have been no transactions during the past two years between any of the Offer Participants and USANA (or any executive officer, director or affiliate of USANA who is a natural person) where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000, except as provided below:

•	Dr. Wentz is the Chairman and Chief Executive Officer of USANA. Dr. Wentz has historically declined to receive any payments of base salary or bonus.

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David Wentz is the President of USANA. During 2006, Mr. Wentz received a salary of $173,158, no cash bonus, and options to purchase 125,000 Shares with an exercise price of $39.14. During 2007, Mr. Wentz received a salary of $292,308, a cash bonus of $29,234, and options to purchase 35,000 Shares with an exercise price of $40.59. Mr. Wentz’s base salary in 2008 is $400,000. For a complete summary of the compensation paid to Mr. Wentz in his capacity as an officer of USANA, see the sections titled “Summary Compensation Table” and “Grants of Plan-Based Awards” in USANA’s definitive proxy statement filed with the SEC on March 14, 2008, which are incorporated herein by reference.

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Bryan Wentz is an employee of USANA. During 2006, Mr. Wentz received a salary of $156,765. During 2007, Mr. Wentz received a salary of $187,596, a cash bonus of $15,000, and options to purchase 16,000 Shares. Mr. Wentz’s base salary in 2008 is $197,500.

PAST CONTACTS, NEGOTIATIONS AND AGREEMENTS REGARDING SIGNIFICANT CORPORATE EVENTS. Except as set forth in this Offer to Purchase, there have been no negotiations, agreements or material contacts during the past two years between Purchaser, Holdco and any of the Offer Participants, on the one hand, and USANA or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of USANA’s securities, an election of USANA’s directors, or a sale or other transfer of a material amount of assets of USANA, nor, to the best knowledge of Purchaser, Holdco and the Offer Participants, have there been any negotiations or material contacts between (a) any affiliates of USANA or (b) USANA or any of its affiliates and any person not affiliated with USANA who would have a direct interest in such matters. See “Special Factors—Background of the Offer and the Merger.”

AGREEMENTS INVOLVING USANA’S SECURITIES. Except as set forth in this Offer to Purchase, none of Purchaser, Holdco or any of the Offer Participants has any agreement, arrangement, understanding or relationship with any other person with respect to any securities of USANA, including, without limitation, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any securities of USANA, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. See “—Information Regarding Purchaser and Holdco” and “—Information Regarding the Offer Participants” and “The Tender Offer—9. Source and Amount of Funds.”

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS. No provision has been made to grant USANA’s unaffiliated shareholders access to the corporate files of Purchaser, Holdco or the Offer Participants, as applicable, or to obtain counsel or appraisal services at the expense of Purchaser, Holdco or the Offer Participants.

9.	Source and Amount of Funds

The total amount of funds required by Purchaser to complete the Offer and the Merger, refinance USANA’s existing debt, and pay related fees and expenses is estimated to be approximately $192 million. These funds are expected to be obtained primarily through loan commitments from Ableco Finance LLC (the “Lender”). The funds provided by the loans from the Lender also will be used to refinance USANA’s existing indebtedness and to otherwise support USANA’s operations.

Gull Holdings has obtained a debt financing commitment from the Lender to provide a senior secured financing facility in an aggregate principal amount of up to $215.0 million, pursuant to a commitment letter from the Lender dated May 13, 2008 (the “Commitment Letter”). The Commitment Letter contemplates that the funds will be provided through (1) a $15.0 million revolving credit facility, with a subfacility for the issuance of letters of credit (the “Revolving Credit Facility”), and (2) a term loan in an aggregate principal amount of up to $200.0 million (the “Term Loan,” and together with the Revolving Credit Facility, the “Loans”). The Lender may syndicate a portion of the financing facility to one or more lenders; however, syndication is not a condition to closing the Loans.

The Loans will be made to Purchaser and USANA, which will be the surviving corporation in the Merger (the “Borrower”). The Loans will be guaranteed by Holdco and secured by a security interest in substantially all of the existing and future assets of the Borrower, as well as a pledge of the stock of USANA held by Purchaser following the Offer and Holdco following the Merger. In addition, certain subsidiaries of the Borrower will either be co-borrowers or guarantors under the Loans and will provide additional security for the Loans.

The Loans will bear interest per annum at a variable rate equal to (1) the Reference Rate plus 7.5% or (2) 30, 60, or 90-day LIBOR plus 10.5%. The “Reference Rate” is the rate of interest publicly announced from time to time by JPMorgan Chase Bank as its reference rate, base rate or prime rate, provided that the Reference Rate for this purpose shall at no time be less than 6.5%. “LIBOR” is the London Interbank Rate, provided that LIBOR for this purpose shall at no time be less than 3.5%. If the Loans were made as of May 28, 2008, the interest rate based on either the Reference Rate or LIBOR would have been 14.0% per annum.

The Loans will have a term of five years and may be voluntarily prepaid in whole or in part by the Borrower prior to maturity, with payment of a prepayment fee based upon the amount and timing of the prepayment. In addition, the Borrower will be required to prepay the Term Loan in an amount equal to a percentage (to be agreed) of its annual “excess cash flow” (to be defined in the credit agreement), which amount will be subject to decrease based on the leverage of the Borrower. The Term Loan also will be subject to mandatory prepayment upon certain events, such as a sale of assets, the issuance of equity or debt, or the receipt of insurance payments or tax refunds. The Offer Participants intend that the amounts borrowed from the Lender will be repaid (with interest) through the generally available corporate funds of the Borrower after completion of the Offer and the Merger.

The proceeds of the Loans may be used to (1) refinance USANA’s existing indebtedness, (2) fund the purchase price for the Shares in the Offer and the Merger, (3) fund general corporate needs, including the working capital needs, of USANA, and (4) pay certain fees and expenses related to the transactions.

The documentation for the Loans will include customary representations and warranties and various events of default, the occurrence and continuation of which could result in a termination by the Lender and the acceleration of the Borrower’s obligations under the Loans. These events of default will include, among others: (1) payment defaults; (2) material breaches of representations and warranties or covenants under the documentation for the Loans; (3) cross-defaults to other debt; and (4) a change of control of the Borrower.

Also under the terms of the Loans, the Borrower will be subject to customary operating and financial covenants, including, among others, covenants related to maximum capital expenditures, minimum EBITDA, maximum senior secured debt/EBITDA, minimum fixed charge coverage, limitations on the payment of dividends, and prohibitions on other funded debt.

There are various conditions to the obligation of the Lender to make the Loans, including, among others:

•	preparation, execution and delivery of a mutually acceptable credit agreement and other documentation evidencing and securing the Loans;

•

absence of any material adverse change since March 31, 2008, with respect to the financial condition, business, operations, assets, liabilities or prospects of USANA and its subsidiaries, taken as a whole (a “Material Adverse Change”);

•

satisfaction by USANA of certain financial tests, including (1) minimum adjusted EBITDA for the 12 months prior to closing, (2) minimum market equity value for USANA (based on the purchase price), calculated as a percentage of its total capitalization, and (3) maximum ratio of senior secured debt to its trailing 12 months adjusted EBITDA;

•	USANA having employment and non-compete agreements satisfactory to the Lender with Dr. Wentz and David Wentz;

•	capital structure of Holdco and its subsidiaries being reasonably satisfactory to the Lender;

•	receipt of necessary governmental and third-party approvals or consents in connection with the Offer, the Merger and the Loans;

•

absence of any pending or threatened claim, action, suit, investigation, litigation or proceeding (including shareholder or derivative litigation) related to the proposed Loans or which has a reasonable likelihood of having a Material Adverse Change; and

•

there being validly tendered and not withdrawn a sufficient number of Shares in the Offer such that, after the Shares are purchased pursuant to the Offer, Purchaser owns at least 90% of the outstanding Shares and is able to consummate the Merger without the approval or any other action on the part of the Board of Directors or shareholders of USANA.

Because USANA will be a Borrower under the Loans and the Loans will be secured by a security interest in substantially all of the assets of USANA, the Board of Directors of USANA will be required to approve the credit agreement and other security documents. To facilitate this approval, the completion of the Offer is conditioned upon the Directors of USANA, other than Dr. Wentz, having indicated that they will resign from the Board of Directors upon acceptance of the Shares for payment by Purchaser.

There is a possibility that Purchaser will not be able to borrow funds under the Loans if any of the conditions in the Commitment Letter are not satisfied. Under the terms of the Commitment Letter, the closing for the Loans must occur no later than July 18, 2008, unless otherwise agreed by the Lender. The Offer Participants currently have no alternative financing arrangements in place if the proceeds of the Loans are not available as anticipated.

The documents governing the Loans have not been finalized and, accordingly, the parties may agree to terms of the Loans that differ from those described in this Offer to Purchase.

10.	Dividends and Distributions

If, on or after the date of this Offer to Purchase, USANA should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options or the settlement of other equity awards currently outstanding, then Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer.

Historically, USANA has not paid any cash dividends on the Shares. In the unlikely event that, on or after the date of this Offer to Purchase, USANA should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on USANA’s stock transfer records, then (1) the Offer Price and other terms of the Offer may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution, and (2) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

11.	Certain Conditions of the Offer

Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or the payment for any validly tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Offer), and may terminate or amend the Offer as to any Shares not then paid for if (a) at the expiration of the Offer, the Minimum Tender Condition, the Majority of the Minority Condition and the Financing Condition have not been satisfied, (b) at the expiration of the Offer, the Directors of USANA, other than Dr. Wentz, shall not have indicated that they will resign from the Board of Directors of USANA upon acceptance of the Shares for payment by Purchaser, or (c) at or prior to the time of the expiration of the Offer, any of the following events shall have occurred:

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there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, amended, issued, in effect or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, the effect of which is to, or would reasonably be expected to, directly or indirectly: (1) make illegal, prevent, delay, make materially more expensive, restrain or prohibit the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser or any affiliate of Purchaser, or the consummation of the Merger; (2) prohibit the ownership or operation by Holdco or Purchaser of all or a material portion of the business or assets of USANA or any of its subsidiaries or compel Holdco, Purchaser, USANA or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of USANA or any of its subsidiaries; (3) impose material limitations on the ability of Holdco or Purchaser, or any affiliate of Holdco or Purchaser, to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer; (4) require divestiture by Purchaser or any affiliate of Purchaser of any Shares; or (5) have a material adverse effect on the business, operations, assets, liabilities, results of operations, financial condition, or prospects of USANA and its subsidiaries;

•

there shall be the occurrence or threat of any change (or the occurrence or threat of any development involving a prospective change) in the business, operations, assets, liabilities, results of operations, financial condition, capitalization or prospects of USANA or any of its subsidiaries that, in Purchaser’s reasonable judgment, had or may have a material adverse effect on (1) the value of USANA or any of its subsidiaries, (2) the value of the Shares, or (3) a material contractual right of USANA or any of its subsidiaries;

•

there shall have been instituted, pending or threatened any action, suit or proceeding (including shareholder derivative or class action litigation) against USANA or the Offer Participants or any of their respective subsidiaries, affiliates, officers or directors challenging or seeking damages or other relief in connection with the acquisition of Shares by Purchaser or any of the transactions related to such acquisition or seeking to restrain or prohibit the making or consummation of the Offer or the Merger; or

•

there shall be (1) a general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; or (3) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States.

The foregoing conditions are for the sole benefit of Purchaser, Holdco and the Offer Participants and may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions or may be waived by Purchaser in its reasonable discretion, in whole or in part at any time and from time to time prior to the expiration of the Offer. Any reasonable determination by Purchaser with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be final and binding on all parties. The failure by Purchaser at any time prior to the expiration of the Offer to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer.

Notwithstanding the fact that Purchaser and the Offer Participants reserve the right to assert the occurrence of a condition following acceptance of properly tendered Shares for payment but prior to payment for such Shares, Purchaser will either promptly pay for such Shares or promptly return such Shares. A public announcement will be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

12.	Certain Legal Matters

GENERAL. As of the date of this Offer to Purchase, none of Purchaser, Holdco and the Offer Participants is aware of any pending legal proceedings related to the Offer. Except as otherwise disclosed in this Offer to Purchase, based upon an examination of publicly available filings with respect to USANA, Purchaser and the Offer Participants are not aware of any license or other regulatory permit that appears to be material to the business of USANA and that might be adversely affected by the acquisition of Shares by Purchaser as contemplated in this Offer to Purchase or of any filing, approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. While Purchaser does not intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval, there can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to USANA’s business or that certain parts of USANA’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of any Shares. Purchaser’s obligation under the Offer to accept for payment and pay for any Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section. See “The Tender Offer—11. Certain Conditions of the Offer.”

ANTITRUST COMPLIANCE. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. However, the Offer is exempt under the HSR Act because Gull Holdings currently owns more than 50% of the outstanding voting securities of USANA. Under the HSR Act reporting regulations, this level of ownership means that Gull Holdings is in “control” of USANA for purposes of the regulations and, therefore, no HSR Act filing is required in connection with the Offer and the Merger.

FOREIGN LAWS. USANA and certain of its subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the completion of the Offer and the Merger. Purchaser and the Offer Participants are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable.

STATE TAKEOVER LAWS. The Offer Participants do not believe that any state takeover statute will impede Purchaser’s ability to complete the Offer and the Merger. However, Purchaser and the Offer Participants reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See “The Tender Offer—11. Certain Conditions of the Offer.”

13.	Fees and Expenses

Except as described below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

In connection with the Offer, Gull Holdings has retained D.F. King & Co., Inc. (“D.F. King”) as the Information Agent. Gull Holdings will pay D.F. King reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses, and Gull Holdings will indemnify D.F. King against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws. D.F. King, as Information Agent, may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Purchaser has retained American Stock Transfer & Trust Co. to act as the depositary in connection with the Offer. Purchaser and Gull Holdings will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

The following is an estimate of the fees and expenses to be incurred by Purchaser, Holdco and the Offer Participants in connection with the Offer and the Merger:

TYPE OF FEE	AMOUNT
Filing Fees	$5,550
Financial Advisor’s Fees and Expenses	4,750,000
Accounting Fees	75,000
Depositary and Information Agent Fees	37,500
Legal Fees and Expenses	825,000
Printing Expenses	250,000
Lender Fees and Expenses	8,492,000
Miscellaneous Fees and Expenses	1,291,950

Total	$15,727,000

14.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Purchaser may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. None of Purchaser, Holdco or the Offer Participants are aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection with the Offer would not be in compliance with the laws of such jurisdiction.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments to the Schedule TO. Such Tender Offer Statement includes within it the information required by the SEC’s Statement on Schedule 13E-3 relating to “going-private” transactions. Such Tender Offer Statement and any amendments, including exhibits, can be obtained electronically on the SEC’s website at http://www.sec.gov and may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in “The Tender Offer—7. Certain Information Concerning USANA—Available Information.”

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, HOLDCO OR THE OFFER PARTICIPANTS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Dated: June 2, 2008

Exhibit A

PART 13 OF THE UTAH REVISED BUSINESS CORPORATION ACT

Part 13. Dissenters’ Rights

Section 16-10a-1301. Definitions

For purposes of Part 13:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4) “Fair value” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

Section 16-10a-1302. Right to Dissent

(1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

(a) consummation of a plan of merger to which the corporation is a party if:

(i) shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

(ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

(b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

(d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

(2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

(a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

(c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

(a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

(c) cash in lieu of fractional shares; or

(d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

(5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

Section 16-10a-1303. Dissent by Nominees and Beneficial Owners

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters’ rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a) the beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters’ rights as to all the shares unlimited on the ability to exercise dissenters’ rights. The certification requirement must be stated in the dissenters’ notice given pursuant to Section 16-10a-1322.

Section 16-10a-1320. Notice of Dissenters’ Rights

(1) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders’ meeting for which the notice was to have been given.

(2) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

Section 16-10a-1321. Demand for payment—Eligibility and Notice of Intent

(1) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a) must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

(b) may not vote any of his shares in favor of the proposed action.

(2) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters’ rights may not execute a writing consenting to the proposed corporate action.

(3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

Section 16-10a-1322. Dissenters’ Notice

(1) If proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this part.

(2) The dissenters’ notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and shall:

(a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

(b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

(c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

(e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters’ notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters’ notice required by Subsection (1) is given;

(f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

(g) be accompanied by a copy of this part.

Section 16-10a-1323. Procedure to Demand Payment

(1) A shareholder who is given a dissenters’ notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters’ rights must, in accordance with the terms of the dissenters’ notice:

(a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;

(b) deposit certificates for his certificated shares in accordance with the terms of the dissenters’ notice; and

(c) if required by the corporation in the dissenters’ notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302.

(2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of the corporate action.

(3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters’ notice, is not entitled to payment for shares under this part.

Section 16-10a-1324. Uncertificated Shares

(1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

Section 16-10a-1325. Payment

(1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter’s shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2) Each payment made pursuant to Subsection (1) must be accompanied by:

(a)(i)(A) the corporation’s balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

(i)(B) an income statement for that year;

(i)(C) a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

(i)(D) the latest available interim financial statements, if any;

(ii) the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

(b) a statement of the corporation’s estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

(c) a statement of the dissenter’s right to demand payment under Section 16- 10a-1328; and

(d) a copy of this part.

Section 16-10a-1326. Failure to Take Action

(1) If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

(2) If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters’ notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

Section 16-10a-1327. Special Provisions Relating to Shares Acquired After Announcement of Proposed Corporate Action

(1) A corporation may, with the dissenters’ notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters’ rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters’ rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16- 10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

Section 16-10a-1328. Procedure for Shareholder Dissatisfied with Payment or Offer

(1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

(a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

(b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

(c) the corporation, having failed to take the proposed corporate action creating dissenters’ rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

Section 16-10a-1330. Judicial appraisal of shares—Court action

(1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation’s principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

(3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares. Service may also be made otherwise as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

(a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

(b) for the fair value, plus interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

Section 16-10a-1331. Court Costs and Counsel Fees

(1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

(b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Exhibit B

EXECUTIVE OFFICERS AND DIRECTORS

OF

THE MEYER FOUNDATION

Set forth below is a list of each executive officer and director of the Meyer Foundation setting forth the business address and present principal occupation or employment (and the name and address of any corporation or organization in which such employment is conducted) of each person. Each person has had the same principal occupation for the past five years.

Name and Business Address	Present Principal Occupation (principal business of employer)
William Terry Irwin 1105 Wooded Acres, Suite 700 Waco, TX 76710	Chief Executive Officer of Creative Education Institute, a company that develops and sells research-based learning products

Paul James Meyer 4527 Lake Shore Waco, TX 76710	Retired

Alice Jane Meyer 4527 Lake Shore Waco, TX 76710	Homemaker

Georgetta Duncan P.O. Box 8072 Waco, TX 76714	Accountant for Great SW Property Management, a property management company

Eugene R. Franklin 4567 Lake Shore Waco, TX 76710	Accountant for Rutherford Group, an accounting services company

EXECUTIVE OFFICERS AND DIRECTORS

OF

CENTRE ISLAND PROPERTIES

Set forth below is a list of each executive officer and director of the Centre Islands Properties setting forth the business address and present principal occupation or employment (and the name and address of any corporation or organization in which such employment is conducted) of each person. Each person has had the same principal occupation for the past five years.

Name and Business Address	Present Principal Occupation (principal business of employer)
Christopher Whorms P.O. Box 31492 Grand Cayman, KY1-1206 Cayman Islands	Business Manager for Centre Island Properties, Ltd., a real estate investment and property management company

Alice Jane Meyer 4527 Lake Shore Waco, TX 76710	Homemaker

Eugene R. Franklin 4567 Lake Shore Waco, TX 76710	Accountant for Rutherford Group, an accounting services company

EXECUTIVE OFFICERS AND DIRECTORS

OF

THE WACO BOYS CLUB FOUNDATION

Set forth below is a list of each executive officer and director of the Waco Boys Club Foundation setting forth the business address and present principal occupation or employment (and the name and address of any corporation or organization in which such employment is conducted) of each person. Each person has had the same principal occupation for the past five years.

Name and Business Address	Present Principal Occupation (principal business of employer)
Eugene R. Franklin 4567 Lake Shore Waco, TX 76710	Accountant for Rutherford Group, an accounting services company

William Terry Irwin 1105 Wooded Acres, Suite 700 Waco, TX 76710	Chief Executive Officer of Creative Education Institute, a company that develops and sells research-based learning products

Georgetta Duncan P.O. Box 8072 Waco, TX 76714	Accountant for Great SW Property Management, a property management company

EXECUTIVE OFFICERS AND SOLE MANAGER

OF

L-K MARKETING GROUP

Set forth below is a list of each executive officer and the sole manager of the L-K Marketing Group setting forth the business address and present principal occupation or employment (and the name and address of any corporation or organization in which such employment is conducted) of each person. Each person has had the same principal occupation for the past five years.

Name and Business Address	Present Principal Occupation (principal business of employer)
Kevin Rhea P.O. Box 8072 Waco, TX 76714	President of L-K Marketing Group, a marketing and sales company

Leslie Rhea P.O. Box 8072 Waco, TX 76714	Vice President of L-K Marketing Group, a marketing and sales company

Georgetta Duncan* P.O. Box 8072 Waco, TX 76714	Accountant for Great SW Property Management, a property management company

*	Sole manager of L-K Marketing Group

TRUSTEES

OF

BEAGLE TRUST

Set forth below is a list of each trustee of the Beagle Trust setting forth the business address and present principal occupation or employment (and the name and address of any corporation or organization in which such employment is conducted) of each person. Each person has had the same principal occupation for the past five years.

Name and Business Address	Present Principal Occupation (principal business of employer)
Eugene R. Franklin 4567 Lake Shore Waco, TX 76710	Accountant for Rutherford Group, an accounting services company

William Terry Irwin 1105 Wooded Acres, Suite 700 Waco, TX 76710	Chief Executive Officer of Creative Education Institute, a company that develops and sells research-based learning products

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or his, her, or its broker, dealer, commercial bank, trust company, or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:

American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

For assistance call the Information Agent at (800) 207-3158

Questions or requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 207-3158